SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under § 240.14a-11(c) or § 240.14a-12

DELTA AIR LINES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

DELTA AIR LINES, INC.

Notice of Annual Meeting

Dear Shareowner:

You are invited to attend the 2004 Annual Meeting of Shareowners of Delta Air Lines, Inc. The meeting will be held at 9:00 a.m. Eastern Time on Friday, April 23, 2004, at the Renaissance Atlanta Concourse Hotel, One Hartsfield Centre Parkway, Atlanta, Georgia 30354. At the meeting, shareowners will vote on the following matters:

•	the election of directors for the next year;

•	the ratification of the appointment of Deloitte & Touche LLP as Delta’s independent auditors for the year ending December 31, 2004;

•	four shareowner proposals (if those proposals are properly presented at the meeting); and

•	any other business that may properly come before the meeting.

There will also be an opportunity to discuss other matters of interest to you as a shareowner.

If you were a record holder of Delta’s common stock or Series B ESOP Convertible Preferred Stock at the close of business on March 1, 2004, you will be entitled to vote at the meeting. A list of shareowners entitled to vote at the meeting will be available for examination during normal business hours for ten days before the meeting at Delta’s Investor Relations Department, 1030 Delta Boulevard, Atlanta, Georgia 30354. The shareowner list will also be available at the meeting.

Space in the meeting will be limited, and admission will be on a first-come, first-served basis. Shareowners without appropriate documentation may not be admitted to the meeting. If you plan to attend the meeting, please see the instructions on page 4 of the attached proxy statement. If you will need special assistance at the meeting because of a disability, please contact Suzanne Rolon, Investor Relations, at (404) 715-2391 or toll free at (866) 715-2170.

If you are unable to attend the meeting, you may listen to it live on Delta’s website at www.delta.com/inside/investors/index.jsp. A replay will be available through May 24, 2004.

To receive future proxy materials electronically through the Internet, please sign up on Delta’s website at the address shown in the paragraph above. The Internet provides a simple, convenient way to receive future proxy materials, and it is cost effective for Delta. If you have a computer with Internet access, we hope you will try this electronic distribution method.

Please read the attached proxy statement carefully and submit your vote as soon as possible. Your vote is important. You can ensure that your shares are voted at the meeting by using our Internet or telephone voting system, or by completing, signing and returning the enclosed proxy/voting instruction card.

Sincerely,

Gerald Grinstein
Chief Executive Officer

Atlanta, Georgia

March 23, 2004

i

DELTA AIR LINES, INC.

P.O. Box 20706, Atlanta, Georgia 30320-6001

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREOWNERS
TO BE HELD ON APRIL 23, 2004

This proxy statement is being provided to you in connection with the solicitation of proxies by the Board of Directors of Delta Air Lines, Inc. The proxies will be voted at Delta’s 2004 Annual Meeting of Shareowners and at any adjournment of the meeting. The annual meeting will be held at 9:00 a.m. Eastern Time on Friday, April 23, 2004, at the Renaissance Atlanta Concourse Hotel, One Hartsfield Centre Parkway, Atlanta, Georgia 30354. On or about March 23, 2004, we will begin mailing to shareowners Delta’s proxy statement, proxy/voting instruction card, 2003 Summary Annual Report to Shareowners and Annual Report on Form 10-K for the year ended December 31, 2003.

GENERAL INFORMATION

Shareowners Entitled to Vote

The Board of Directors designated March 1, 2004 as the record date for determining the shareowners entitled to notice of and to vote at the annual meeting. On that date, 124,015,705 shares of Delta’s common stock (“Common Stock”) and 5,778,836 shares of Delta’s Series B ESOP Convertible Preferred Stock (“ESOP Preferred Stock”) were outstanding. The Common Stock and ESOP Preferred Stock are the only classes of securities entitled to vote at the meeting.

Each outstanding share of Common Stock entitles its holder to one vote. Each outstanding share of ESOP Preferred Stock entitles its holder to two votes, subject to adjustment in certain circumstances. Holders of the Common Stock and ESOP Preferred Stock will vote together as a single class on all matters presented at the annual meeting.

Voting Shares Registered in Your Name

You may vote shares registered in your name in person at the meeting or by submitting a proxy before the meeting. To vote by proxy, you may use any of the following options:

•	Voting by the Internet or Telephone. You may vote using the Internet or telephone by following the instructions on your proxy/voting instruction card. To be effective, your vote must be received by 11:59 p.m. Eastern Time on April 22, 2004. The Internet and telephone voting procedures are designed to authenticate votes cast by using a personal identification number. These procedures enable shareowners to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

•	Voting by Proxy/ Voting Instruction Card. You may vote by signing, dating and returning the proxy/voting instruction card in the enclosed postage-paid envelope. To be effective, your vote must be received by 11:59 p.m. Eastern Time on April 22, 2004. Please sign the proxy/voting instruction card exactly as your name appears on the card. If shares are owned jointly, each joint owner should sign the proxy/voting instruction card. If a shareowner is a corporation or partnership, the proxy/voting instruction card should be signed in the full corporate or partnership name by a duly authorized person. If the proxy/voting instruction card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, please state the signer’s full title and provide a certificate or other proof of appointment.

You may also vote shares registered in your name by ballot at the annual meeting; this will revoke any proxy you previously submitted.

All properly submitted proxies, whether submitted by the Internet, telephone or mail, will be voted at the annual meeting according to the instructions given in the proxy. All properly submitted proxies not containing specific instructions will be voted in accordance with the Board of Directors’ recommendations set forth on page 4. The members of Delta’s Board of Directors designated to vote the proxies returned pursuant to this solicitation are Edward H. Budd, Gerald Grinstein and John F. Smith, Jr.

Revoking a Proxy

If your shares are registered in your name, you may revoke your proxy prior to the meeting by:

(1)	providing written notice to Delta’s Corporate Secretary at Delta Air Lines, Inc., Dept. No. 981, Post Office Box 20574, Atlanta, Georgia 30320; or

(2)	submitting a later-dated proxy by the Internet, telephone or mail.

You may also revoke your proxy by attending the annual meeting and voting in person. Attending the meeting will not, by itself, revoke a proxy.

Voting Shares Held in “Street Name”

If your shares are held in the name of a broker, bank or other record holder, please refer to the instructions provided by the record holder regarding how to vote your shares or to revoke your voting instructions. You may also obtain a proxy from the record holder permitting you to vote in person at the annual meeting.

Limitation on Brokers’ Authority to Vote Shares

Under New York Stock Exchange (“NYSE”) rules, brokerage firms may vote in their discretion on certain matters on behalf of clients who do not provide voting instructions at least 15 days before the date of the annual meeting. Generally, brokerage firms may vote to elect directors, to ratify the selection of independent auditors and on other “discretionary” items. In contrast, brokerage firms may not vote on shareowner proposals because those proposals are considered to be “non-discretionary” items. This means that, if your shares are held in a brokerage account and you do not return voting instructions to your broker by the deadline, your shares may be voted on some, but not all, of the proposals described in this proxy statement. Broker non-votes will not be considered in determining the number of votes cast in connection with non-discretionary items.

Voting Shares Held in the Delta Family-Care Savings Plan

The Delta Family-Care Savings Plan (“Savings Plan”) is a broad-based 401(k) plan that allows eligible employees to contribute a portion of their pay to various investment funds, including a fund invested primarily in Common Stock (“Common Stock Fund”). Delta also makes contributions to the Savings Plan, and a portion of Delta’s contributions is invested in ESOP Preferred Stock and Common Stock (“Preferred Stock Fund”). At December 31, 2003, there were approximately 69,500 participants in the Savings Plan. Fidelity Management Trust Company is the trustee of the Savings Plan (the “Trustee”).

Shares of Common Stock and ESOP Preferred Stock held by the Savings Plan may be voted only by the Trustee. If you participate in the Savings Plan, you may instruct the Trustee how to vote your shares in the Plan using any of the following options:

•	Instructions by the Internet or Telephone. You may instruct the Trustee using the Internet or telephone by following the instructions on your proxy/voting instruction card.

•	Instructions by Proxy/ Voting Instruction Card. You may instruct the Trustee by signing, dating and returning the proxy/voting instruction card in the enclosed postage-paid envelope.

To be effective, your instructions must be received by the Trustee before 5:00 p.m. Eastern Time on Wednesday, April 21, 2004. At the annual meeting, you may not directly vote shares of Common Stock and ESOP Preferred Stock held by the Savings Plan.

The Savings Plan provides that shares of Common Stock and ESOP Preferred Stock will be voted by the Trustee as follows:

Common Stock Fund. Shares of Common Stock attributable to your account in the Common Stock Fund (“Attributable Shares”) will be voted:

(1)	in accordance with your confidential voting instructions; or

(2)	if the Trustee does not receive your instructions before 5:00 p.m. Eastern Time on April 21, 2004, in the same proportion as the votes cast on Attributable Shares for which the Trustee received voting instructions.

Preferred Stock Fund. Shares of ESOP Preferred Stock and Common Stock allocated to your account in the Preferred Stock Fund (“Allocated Shares”) will be voted:

(1)	in accordance with your confidential voting instructions; or

(2)	if the Trustee does not receive your instructions before 5:00 p.m. Eastern Time on April 21, 2004, in the same proportion as the votes cast on Allocated Shares for which the Trustee received voting instructions.

Shares of ESOP Preferred Stock not yet allocated to any participant’s account will be voted in the same proportion as the votes cast on Allocated Shares for which the Trustee received voting instructions.

Quorum for the Annual Meeting

The quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of Common Stock and ESOP Preferred Stock that are outstanding and entitled to vote. Abstentions from voting and broker non-votes will be counted in determining whether a quorum is present. No business may be conducted at the meeting if a quorum is not present.

Votes Necessary to Act on Proposals

A plurality of the votes cast by holders of the Common Stock and the ESOP Preferred Stock, voting together as a single class, is required for the election of directors.

A majority of the votes present at the meeting and entitled to vote will be necessary:

(1)	to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2004; and

(2)	to approve any of the four shareowner proposals described in this proxy statement.

An abstention from voting on any proposal described in clauses 1 or 2 above has the same effect as a vote against that proposal. Broker non-votes will not be considered in determining the number of votes cast in connection with non-discretionary items, including the four shareowner proposals.

Recommendations of the Board of Directors

The Board of Directors recommends that you vote:

(1)	FOR the election of the director nominees named in this proxy statement;

(2)	FOR the ratification of the appointment of Deloitte & Touche LLP as Delta’s independent auditors for the year ending December 31, 2004; and

(3)	AGAINST each of the four shareowner proposals described in this proxy statement.

If you are a shareowner of record and return a written proxy/voting instruction card without voting instructions, your shares will be voted in accordance with the Board’s recommendations.

Presentation of Other Business at the Meeting

Delta is not presently aware of any business to be transacted at the annual meeting other than as described in this proxy statement. If any other item or proposal properly comes before the meeting (including, but not limited to, a proposal to adjourn the meeting in order to solicit votes in favor of any proposal contained in this proxy statement), the proxies received will be voted at the discretion of the directors designated to vote the proxies.

Attending the Meeting

To attend the annual meeting, you will need to show that you are either a Delta shareowner, or hold a valid proxy from a Delta shareowner, as of the record date. If your shares are registered in your name or held in the Savings Plan, please bring the enclosed admission ticket to the meeting. If your shares are registered in the name of a broker or bank, please bring evidence of your stock ownership, such as your most recent brokerage account statement or a valid proxy. All shareowners should also bring valid picture identification. If you do not have valid picture identification and either an admission ticket or proof that you own Delta stock, you may not be admitted to the meeting.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Overview

Delta is proud of its history of good corporate governance. We believe that sound corporate governance practices are essential to gain the trust of all our stakeholders — our customers, our employees, our shareowners, our business partners and the public. We operate under governance practices that are transparent, up-to-date and appropriate for our industry.

For many years, Delta’s Board of Directors has been composed of a substantial majority of independent directors. The Board established the Audit Committee, the Corporate Governance Committee and the Personnel & Compensation Committee to focus on particular Board responsibilities. The Board has historically limited membership on these key committees to independent directors, and these committees operate under written charters. Since 1998, the Board and its committees have followed written corporate governance principles that guide their composition and operation.

After the adoption of the Sarbanes-Oxley Act and an extensive review of our corporate governance practices, the Board of Directors took the following actions:

•	amended the written charters of the Audit, Corporate Governance and Personnel & Compensation Committees to comply with the Sarbanes-Oxley Act and revised NYSE listing standards;

•	updated our corporate governance principles, which relate to the Board’s composition, function, structure and responsibilities;

•	adopted director independence standards to clearly set forth how we define and test director independence;

•	designated three members of our Audit Committee as Audit Committee Financial Experts;

•	appointed a Presiding Director to chair executive sessions of the Board and posted that director’s email address on our website to facilitate communications with shareowners;

•	separated the offices of Chief Executive Officer and Chairman of the Board;

•	responded to the approval of two shareowner proposals at the 2003 annual meeting by adopting a policy requiring shareowner approval of certain future severance arrangements for senior executives and deciding to expense stock options in 2005, once the Financial Accounting Standards Board adopts a standardized valuation method;

•	adopted communication procedures for employees and those outside of Delta to alert us to accounting, auditing, internal control or financial reporting issues and established Audit Committee procedures to address these issues; and

•	strengthened the oversight of our ethics and compliance programs, revised our Code of Ethics and Business Conduct for employees and adopted a Code of Ethics and Business Conduct for the Board of Directors.

Delta’s corporate governance principles, director independence standards and charters for the Audit, Corporate Governance and Personnel & Compensation Committees are attached as appendices to this proxy statement. You may also view these documents, our policy on shareowner approval for senior executive severance arrangements and our Codes of Ethics and Business Conduct on our website at www.delta.com/inside/investors/corp_info/corp_governance/index.jsp. Additionally, you may obtain a copy of these materials by contacting Delta’s Corporate Secretary.

The Board of Directors periodically reviews its corporate governance practices and compares them to emerging best practices and changes in the law and NYSE listing standards. We understand the importance of good corporate governance and will take steps to update our practices as appropriate and reflect the changes on our website.

Identification and Selection of Nominees for Director

The Corporate Governance Committee is responsible for recommending nominees for election to the Board of Directors. Potential Board nominees are selected in light of the Board’s needs at the time of recommendation. The Committee assesses potential nominees on various criteria, such as business skills and experience, personal character and judgment, and diversity of experience. The Committee also considers the ability of potential nominees to devote significant time to Board activities. The independence and financial literacy of potential nominees are important factors in the Committee’s selection process. The Committee evaluates potential nominees suggested by shareowners on the same basis as all other potential nominees. The Committee has engaged a third party search firm to assist in identifying and evaluating potential nominees. To recommend a potential nominee, you may:

•	email us at independent.directors@delta.com or

•	send us a letter addressed to Delta’s Corporate Secretary at Delta Air Lines, Inc., Dept. No. 981, Post Office Box 20574, Atlanta, Georgia 30320.

Each potential nominee is reviewed first by the Chair of the Corporate Governance Committee and then, at the Chair’s discretion, by the entire Committee, which decides whether to recommend a candidate for consideration by the full Board.

Director Independence

The Board of Directors firmly believes and has adopted a formal policy that a substantial majority of its members should be independent directors who have no material relationship with Delta (either directly or as a partner, shareholder or officer of an organization that has such a relationship with Delta), as defined under the NYSE listing standards and Delta’s director independence standards. The Board has determined that all directors standing for election are independent under both sets of standards except Mr. Grinstein, who is not independent because he became Delta’s Chief Executive Officer on January 1, 2004. For additional information about the directors standing for election, see Proposal 1 beginning on page 10 of this proxy statement. In making these independence determinations, Delta’s Board considered information submitted by the directors in response to directors’ questionnaires and information obtained from Delta’s internal records.

Independence of Audit, Corporate Governance and Personnel & Compensation Committee Members

The Audit, Corporate Governance and Personnel & Compensation Committees consist entirely of non-employee directors who are independent, as defined in the NYSE listing standards and Delta’s director independence standards. The members of the Audit Committee also satisfy the additional independence requirements set forth in rules under the Securities Exchange Act of 1934. The director independence standards are attached as an appendix to this proxy statement.

Audit Committee Financial Experts

The Board of Directors has designated Messrs. Budd, Fisher and Smith as Audit Committee Financial Experts. It has also determined that each is independent, as described above.

Compensation Committee Interlocks and Insider Participation

The members of the Personnel & Compensation Committee are Mr. Goode, who serves as Chair, and Messrs. Budd and Fisher, each of whom is independent under the NYSE listing standards and Delta’s director independence standards. None of the members of the Personnel & Compensation Committee is a former or current officer or employee of Delta or has any interlocking relationships as set forth in applicable SEC rules.

Shareowner Communications with Directors

The Board of Directors has established a process by which our shareowners may communicate with our independent directors. Shareowners may send communications by e-mail to independent.directors@delta.com. We have established a link to this address on our website. All communications will be sent directly to the Presiding Director (through April 22, 2004) or non-executive Chairman of the Board (after April 22, 2004), as representative of the independent directors, other than communications pertaining to customer service, human resources and accounting, auditing, internal control and financial reporting matters. Communications regarding customer service and human resources matters will be forwarded for handling by the appropriate Delta department. Communications regarding accounting, auditing, internal control and financial reporting matters will be brought to the attention of the Chair of the Audit Committee.

The Board of Directors and Board Committees

The Board of Directors holds regular meetings four times a year, schedules special meetings when required and regularly meets in executive session without management. During 2003, the Board met 15 times. Each director attended more than 80% of the meetings of the Board of Directors and the committees on which he or she served. The Board and its committees also meet informally from time to time.

It is the Board’s policy that directors should attend the annual meeting. All of our directors attended the 2003 annual meeting of shareowners.

In October 2003, the Board appointed Mr. Grinstein to the newly-created position of Presiding Director, with responsibility for chairing executive sessions of the Board. Mr. Smith became Presiding Director in late November 2003, when Mr. Mullin announced his intention to retire from Delta and Mr. Grinstein was elected Chief Executive Officer effective January 1, 2004.

The Board of Directors has established the following committees to assist it in discharging its responsibilities:

			Number of
			Meetings
Committee	Members on 12/31/2003	Key Functions	in 2003

Audit(1)	Edward H. Budd(2) George M.C. Fisher John F. Smith, Jr. Joan E. Spero	• Appoints (subject to shareowner ratification) our independent auditors
• Represents and assists the Board in its oversight of:
    • the integrity of our financial statements;
    • our compliance with legal and regulatory requirements;
    • our independent auditors’ qualifications and independence; and
    • the performance of our internal audit department and independent auditors
• Discusses the adequacy and effectiveness of our internal control over financial reporting
• Oversees our compliance with procedures and processes pertaining to corporate ethics and standards of business conduct
		• Considers complaints concerning accounting, auditing, internal control and financial reporting matters	10

Benefit Funds Investment	Andrew J. Young(2) James M. Kilts John F. Smith, Jr. Joan E. Spero	• Acts as the fiduciary for managing the investment policies and assets of certain of our benefit plans	4

Corporate Governance(1)	John F. Smith, Jr.(2) James M. Kilts Larry D. Thompson Andrew J. Young	• Identifies and recommends qualified individuals to the Board for nomination as directors and considers shareowner nominations of candidates for election as directors • Considers, develops and makes recommendations to the Board regarding matters related to corporate governance, including: • qualifications and eligibility requirements for Board members, including director independence standards; • the Board’s size, composition, organization and processes; • the type, function, size and membership of Board committees; • evaluation of the Board; and • Board compensation	3

Finance	George M.C. Fisher(2) Edward H. Budd David R. Goode Larry D. Thompson	• Reviews our financial planning and financial structure, funding requirements and borrowing and dividend policies	4

Personnel & Compensation(1)	David R. Goode(2) Edward H. Budd George M.C. Fisher	• Establishes our general compensation philosophy and oversees the development and implementation of compensation programs • Performs an annual performance evaluation of our CEO and determines and approves the CEO’s compensation level • Reviews and approves compensation programs applicable to our executives • Considers periodically our management succession planning • Makes recommendations to the Board regarding election of officers	9

(1)   The charter for this Committee is included as an appendix to this proxy statement and is available at www.delta.com/inside/investors/corp_info/corp_governance/index.jsp or upon request to Delta’s Corporate Secretary.

(2)   Committee Chair.

DIRECTOR COMPENSATION

Annual Retainer, Meeting Fees and Transportation Privileges

Each non-employee director receives an annual retainer of $25,000, of which $5,000 is paid in shares of Common Stock; $1,000 for each Board and committee meeting attended; reimbursement for expenses in attending meetings; and complimentary transportation privileges on Delta for the director and his or her spouse. The Presiding Director and the Chair of each committee also receive an annual retainer of $7,500. Effective April 23, 2004, the non-executive Chairman of the Board will receive an annual retainer of $200,000. Directors who are employees of Delta are not separately compensated for their service as directors.

Non-employee directors may elect to receive all or a portion of their cash compensation earned as a director in shares of Common Stock. Non-employee directors may also defer their cash compensation, and choose an investment return on the deferred amount from among the investment return choices available under the Delta Family-Care Savings Plan, including the Common Stock Fund which is invested primarily in Common Stock. For information about the Delta Family-Care Savings Plan, please see page 2 of this proxy statement.

Annual Stock Option Grant

Non-employee directors receive an annual grant of non-qualified stock options with a Black-Scholes value of $40,000 on the grant date. In 2003, however, the Board did not grant stock options to non-employee directors because the Board is reassessing the terms of Delta’s stock option programs.

Other Compensation

Non-employee directors who first join the Board after January 1, 2003 receive $10,000 of Common Stock when they are initially elected.

Non-employee directors who first join the Board after October 24, 1996 receive a deferred payment of $6,300 during each year in which they serve as a director. The deferred amount earns an investment return equivalent to the investment return on the Common Stock Fund and is paid to directors after they complete their Board service.

Directors who first joined the Board on or before October 24, 1996, may be elected advisory directors after their retirement for a term based on their years of service as a director and age at retirement. Advisory directors receive an annual retainer equal to the annual retainer paid to non-employee directors at the time of their retirement. On October 24, 1996, the Board discontinued the advisory director program for all future directors who were not members of the Board on that date.

Non-employee directors who retire from the Board at or after age 68 with at least five years of service as a director, directors who serve until their mandatory retirement date, and lifetime advisory directors, receive during their lives complimentary transportation privileges on Delta for the director and his or her spouse.

Charitable Contribution Program

Directors who were members of the Board on July 28, 1994 may participate in Delta’s charitable contribution program. Under the program, eligible directors may recommend up to five tax-exempt organizations to receive donations totaling $1 million after the director’s death. Donations are made by a charitable foundation funded by Delta. Recommended beneficiaries are subject to the approval of the Corporate Governance Committee. In the event of a change in control of Delta, the program may not be amended or terminated, and Delta will be required to purchase and place in trust insurance policies to fund the recommended donations. On July 28, 1994, the Board discontinued this program for all future directors who were not members of the Board on that date.

PROPOSAL 1 — ELECTION OF DIRECTORS

A Board of seven directors will be elected at the annual meeting. Each director elected will hold office until the next annual meeting of shareowners and the election of his or her successor. The Board of Directors recommends a vote FOR the following nominees:

(1) Edward H. Budd

(2) George M.C. Fisher
(3) David R. Goode
(4) Gerald Grinstein
(5) John F. Smith, Jr.
(6) Joan E. Spero
(7) Larry D. Thompson

All of the nominees are currently serving on the Board of Directors. Each nominee is independent under applicable NYSE requirements and Delta’s director independence standards except Mr. Grinstein, who is not independent because he became Delta’s Chief Executive Officer on January 1, 2004.

James M. Kilts decided not to stand for election to the Board of Directors because of the many outside demands on his time. Leo F. Mullin is not standing for election due to his decision to retire from Delta on May 1, 2004. Andrew J. Young is not standing for election because Delta’s By-Laws require non-employee directors to retire from the Board at the annual meeting after they reach age 72. The Board of Directors gratefully acknowledges the service of Messrs. Kilts, Mullin and Young.

The Board of Directors believes each nominee for director will be able to stand for election. If any nominee becomes unable to stand for election, the Board may name a substitute nominee or reduce the number of directors. If a substitute nominee is chosen, the directors designated to vote the proxies will vote FOR the substitute nominee.

CERTAIN INFORMATION ABOUT NOMINEES

EDWARD H. BUDD	Age 70	Joined Delta’s Board 1985
Chairman of the Board and Chief Executive Officer of The Travelers Corporation (1982 until his retirement in 1993); held other executive officer positions in that company (1974-1982)
Committees:	Audit (Chair); Finance; Personnel & Compensation
Affiliations:	Member of the American Academy of Actuaries and The Business Council; Trustee of Tufts University

GEORGE M.C. FISHER	Age 63	Joined Delta’s Board 1999
Chairman of the Board of Eastman Kodak Company (1997 until his retirement in 2001); Chief Executive Officer of that company (1993-1999)
Committees:	Finance (Chair); Audit; Personnel & Compensation
Directorships:	Eli Lilly & Company; General Motors Corporation
Affiliations:	Chairman of the National Academy of Engineering; Senior Advisor for Kohlberg Kravis Roberts & Company; Member of The Business Council

DAVID R. GOODE	Age 63	Joined Delta’s Board 1999
Chairman of the Board, President and Chief Executive Officer of Norfolk Southern Corporation since 1992; executive officer of that company since 1985
Committees:	Personnel & Compensation (Chair); Finance
Directorships:	Caterpillar, Inc.; Georgia-Pacific Corporation; Norfolk Southern Railway Company; Texas Instruments, Incorporated
Affiliations:	Member of The Business Council and The Business Roundtable

GERALD GRINSTEIN	Age 71	Joined Delta’s Board 1987
Chief Executive Officer of Delta since January 2004; non-executive Chairman of the Board of Agilent Technologies, Inc. (1999-2002); non-executive Chairman of Delta’s Board of Directors (1997-1999); Retired Chairman of Burlington Northern Santa Fe Corporation (successor to Burlington Northern Inc.) since December 1995; executive officer of Burlington Northern Inc. and certain affiliated companies (1987-1995); Chief Executive Officer of Western Air Lines, Inc. (1985-1987)
Committees:	None
Directorships:	PACCAR Inc.; The Brinks Company; Vans, Inc.
Affiliations:	President, Board of Regents, University of Washington; Trustee, Henry M. Jackson Foundation

JOHN F. SMITH, JR.	Age 66	Joined Delta’s Board 2000
Chairman of the Board of General Motors Corporation (1996 until his retirement in 2003); also served as that company’s Chief Executive Officer (1992-2000), President (1992-1998) and Chief Operating Officer (1992)
Committees:	Corporate Governance (Chair); Audit; Benefit Funds Investment
Directorships:	Swiss Reinsurance Company; The Procter & Gamble Company
Affiliations:	Member of the Board of The Nature Conservancy; Chairman of the Advisory Board of AlixPartners LLC/Questor Partners Funds; Member of The Business Council

JOAN E. SPERO	Age 59	Joined Delta’s Board 2002
President of the Doris Duke Charitable Foundation since 1997; U.S. Undersecretary of State for Economic, Business & Agricultural Affairs (1993-1996); executive of American Express Company (1981-1993)
Committees:	Audit; Benefit Funds Investment
Directorships:	First Data Corporation; International Business Machines Corporation
Affiliations:	Trustee of Columbia University, the Council on Foreign Relations and the Wisconsin Alumni Research Foundation

LARRY D. THOMPSON	Age 58	Joined Delta’s Board 2003
Senior Fellow of the Brookings Institution since August 2003; Visiting Professor of Law, University of Georgia School of Law (Spring Semester 2004); Deputy Attorney General of the United States (2001-2003); Partner, King & Spalding LLP (1987-2001); U.S. Attorney for the Northern District of Georgia (1982-1986)
Committees:	Corporate Governance; Finance
Affiliations:	Board of Directors, Drug Enforcement Administration Museum Foundation; Committee of Visitors, University of Michigan Law School; Fellow, American Board of Criminal Lawyers

BENEFICIAL OWNERSHIP OF SECURITIES

DIRECTORS, NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of Common Stock and, if applicable, ESOP Preferred Stock beneficially owned as of March 1, 2004, by each director and director-nominee, each executive officer listed in the Summary Compensation Table in this proxy statement, and all directors and executive officers as a group. Unless otherwise indicated by footnote, the owner exercises sole voting and investment power over the shares.

		Amount and Nature of
Name of Beneficial Owner	Title of Class	Beneficial Ownership(1)

Edward H. Budd	Common Stock	21,131	(2)(3)
George M.C. Fisher	Common Stock	13,604	(2)(4)
David R. Goode	Common Stock	8,387	(2)(4)
Gerald Grinstein	Common Stock	12,995	(2)(5)
James M. Kilts	Common Stock	3,662	(2)(4)
Leo F. Mullin	Common Stock	2,064,848	(2)
	ESOP Preferred Stock	23
John F. Smith, Jr.	Common Stock	11,953	(2)(4)
Joan E. Spero	Common Stock	9,762	(2)(4)
Larry D. Thompson	Common Stock	2,242	(4)
Andrew J. Young	Common Stock	19,822	(2)
Frederick W. Reid	Common Stock	144,487	(2)
	ESOP Preferred Stock	62
M. Michele Burns	Common Stock	161,094	(2)
	ESOP Preferred Stock	45
Vicki B. Escarra	Common Stock	70,157	(2)
	ESOP Preferred Stock	212
Robert L. Colman	Common Stock	30,540	(2)
Directors and Executive Officers	Common Stock	2,574,684	(2)(3)(4)(5)
as a Group (14 Persons)	ESOP Preferred Stock	342

(1)	The directors and executive officers as a group beneficially owned 2.0% of the outstanding shares of Common Stock and less than 1% of the ESOP Preferred Stock. Other than Mr. Mullin, who beneficially owned 1.6% of the Common Stock, no person listed in the table beneficially owned 1% or more of the outstanding shares of Common Stock or ESOP Preferred Stock.

(2)	Includes the following number of shares of Common Stock which the director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of March 1, 2004, or that will become exercisable within 60 days after that date:

Name	Number of Shares	Name	Number of Shares

Mr. Budd	8,130	Ms. Spero	839
Mr. Fisher	6,130	Mr. Young	8,130
Mr. Goode	6,130	Mr. Reid	126,900
Mr. Grinstein	8,130	Ms. Burns	134,350
Mr. Kilts	839	Ms. Escarra	43,400
Mr. Mullin	1,980,950	Mr. Colman	28,800
Mr. Smith	4,130	Total	2,356,858

(3)	Excludes 15,424 shares of Common Stock attributable to Mr. Budd due to his selection of the Common Stock Fund investment return choice for deferred cash compensation earned as a director. See page 9 of this proxy statement for additional information regarding this program.

(4)	Excludes the following number of shares of Common Stock attributable to the named director due to the annual deferred payment of $6,300 under the deferred compensation arrangement for directors who first join the Board of Directors after October 24, 1996: Mr. Fisher — 1,625 shares; Mr. Goode — 1,110 shares; Mr. Kilts — 1,090 shares; Mr. Smith — 1,508 shares; Ms. Spero — 795 shares; and Mr. Thompson — 488 shares. The deferred amount earns an investment return equivalent to the investment return on the Common Stock Fund, and will be paid to the directors after they complete their Board service. See page 9 of this proxy statement for additional information regarding this program.

(5)	Excludes a total of 23,000 deferred shares of Common Stock that the Board of Directors granted to Mr. Grinstein between 1997 and 1999 in recognition of his special service to the Board and Delta as a director, and 387 additional deferred shares earned through the reinvestment of dividend equivalents on these shares. Mr. Grinstein may not vote or dispose of these shares until they are issued to him after he completes his Board service.

BENEFICIAL OWNERS OF MORE THAN 5% OF VOTING STOCK

The following table provides information about each entity known to Delta to be the beneficial owner of more than five percent of any class of Delta’s outstanding voting securities.

		Amount and Nature		Percentage of
Name and Address		of Beneficial		Class on
of Beneficial Owner	Title of Class	Ownership		March 1, 2004

PRIMECAP Management Company	Common Stock	13,291,533	(1)	10.7%
225 South Lake Ave., Suite 400
Pasadena, CA 91101

Lord, Abbett & Co.	Common Stock	10,054,663	(2)	8.1%
90 Hudson Street
Jersey City, NJ 07302

Wellington Management Company, LLP	Common Stock	6,775,106	(3)	5.5%
75 State Street
Boston, MA 02109

Capital Research and Management Company	Common Stock	6,487,100	(4)	5.2%
333 South Hope Street
Los Angeles, CA 90071

Fidelity Management Trust Company	ESOP Preferred Stock	5,778,836	(5)	100.0%
82 Devonshire Street	Common Stock	17,335,010	(5)	14.0%
Boston, MA 02109

(1)	Based on a Schedule 13G filed November 13, 2003, in which PRIMECAP Management Company (“PRIMECAP”) reported that, as of October 31, 2003, it had sole voting power over 2,142,183 of these shares; shared voting power over none of these shares; and sole dispositive power over all 13,291,533 of these shares. PRIMECAP has informed Delta that, at December 31, 2003, 8,150,000 of these shares were held by the Vanguard Chester Fund — Vanguard PRIMECAP Fund, which is managed by PRIMECAP. In Amendment No. 6 to its Schedule 13G filed February 4, 2004, the Vanguard Chester Fund — Vanguard PRIMECAP Fund, 100 Vanguard Blvd., Malvern, PA 19355, reported that it had sole voting power over all 8,150,000 of these shares; and neither sole nor shared dispositive power over any of these shares.

(2)	Based on Amendment No. 1 to Schedule 13G filed February 4, 2004, in which Lord, Abbett & Co. reported that, as of December 31, 2003, it had sole voting and dispositive power over all 10,054,663 of these shares.

(3)	Based on a Schedule 13G filed February 12, 2004, in which Wellington Management Company, LLP reported that, as of December 31, 2003, it had sole voting power over none of these shares; shared voting power over 3,929,906 of these shares; and shared dispositive power over all 6,775,106 of these shares.

(4)	Based on Amendment No. 3 to Schedule 13G filed February 13, 2004, in which Capital Research and Management Company reported that, as of December 31, 2003, it had neither sole nor shared voting power over any of these shares; and sole dispositive power over all 6,487,100 of these shares. Capital Research and Management Company disclaims beneficial ownership of all of these shares.

(5)	These shares are held by Fidelity Management Trust Company as trustee of the Delta Family-Care Savings Plan. For information about the Savings Plan, please see page 2 of this proxy statement.

PERSONNEL & COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Personnel & Compensation Committee of the Board of Directors consists entirely of non-employee directors who are independent, as defined in the New York Stock Exchange listing standards and Delta’s director independence standards. This report discusses the Committee’s overall objectives in designing Delta’s executive compensation program. It also reviews the Committee’s compensation determinations in 2003 for the Chief Executive Officer and the other executive officers named in the Summary Compensation Table elsewhere in this proxy statement.

Philosophy of Executive Compensation Program

The Committee’s primary objective is to have an executive compensation program that attracts, motivates and retains talented executives to work for the long-term advantage of Delta’s primary stakeholder groups — shareowners, customers and employees. The Committee believes that an executive compensation program designed and administered with a clear and strong link to Delta’s business strategy and long-term goals, and to shareowner returns, will accomplish this objective.

Consistent with this philosophy, the Committee believes it is important to place emphasis on:

•	performance-based compensation that causes an executive’s total compensation to vary according to Delta’s near- and long-term financial and operating performance as well as the executive’s individual performance;

•	equity participation through stock options, restricted stock and other stock-based awards that directly connects an executive’s compensation with shareowner interests; and

•	a competitive strategy that positions executive compensation fairly and equitably with respect to all of Delta’s employee groups and their relative competitive labor markets.

Delta competes for executives with companies both inside and outside the airline industry. Accordingly, the Committee regularly compares Delta’s executive compensation program to those in place at other major U.S. airlines and at a cross-section of major companies in other industries. For this reason, the relevant market for pay comparisons is broader than the airline peer companies which comprise the industry indices in the Stock Performance Graph in this proxy statement. The Committee has retained an executive compensation consulting firm, which assists in evaluating and revising the executive compensation program.

Principal Components of Executive Compensation

The principal components of Delta’s executive compensation are base salary, annual incentives and long-term incentives. A discussion of these components follows.

Base Salary

The Committee targets salaries for executive officers at the 50th percentile of the competitive market. Actual salary levels are based on a number of factors that include the executive’s performance, responsibilities and experience, as well as Delta’s circumstances.

In early 2003, the Board of Directors accepted management’s recommendation to reduce the salaries of all officers for an indefinite period to demonstrate management’s commitment to Delta’s cost reduction program. Accordingly, effective March 1, 2003, the salaries of Messrs. Mullin and Reid were reduced 10%, and the salaries of all other officers were reduced

8%. Effective April 1, 2003, Mr. Mullin voluntarily reduced his salary by an additional 15% from the level that existed prior to his 10% salary reduction.

Annual Incentives

The annual incentive program links pay and performance by providing a compensation opportunity to participants based on Delta’s achieving annual performance goals that are established by the Committee consistent with the business plan. For 2003, the target for total annual compensation (base salary plus annual incentive) for executive officers was at the 55th percentile of the competitive market.

Early in 2003, the Committee established the annual incentive opportunities for that year. These opportunities were based on Delta’s achieving specific financial performance goals regarding free cash flow, net income and unit costs, as well as key initiatives relating to areas such as safety, customer satisfaction, employee relations, operational reliability and strategy.

Later in 2003, Mr. Mullin and the other executive officers said they would forego an annual incentive payment for the year. The Committee subsequently decided that, in light of the challenges facing Delta, annual incentive awards would not be paid to any officer in 2003 even though Delta met some of its performance goals for that year.

Long-Term Incentives

Long-term incentive opportunities comprise the largest portion of the targeted total compensation for executive officers. The Committee believes that this approach provides the appropriate focus for executives who have the greatest responsibility for managing Delta and achieving success for Delta’s stakeholders. Specific long-term incentive award guidelines vary by level of responsibility. Awards are made under a plan that permits the Committee to grant stock options, restricted stock, other stock-based awards and cash. Award types vary from year to year at the Committee’s discretion. For 2003, the target for long-term incentive opportunities, combined with total annual compensation (base salary plus annual incentive), was at the 60th percentile of the competitive market.

During 2003, the Committee granted the following long-term incentive opportunities to officers, including executive officers:

•	stock appreciation rights, to strengthen the alignment between officers and shareowners; and

•	other long-term incentive opportunities, with payouts, if any, based on the results of Delta’s profit improvement program, its unit costs in the fourth quarter of 2005 relative to other airlines and the achievement of strategic initiatives.

The Committee uses the Black-Scholes option pricing model to determine the number of stock options and stock appreciation rights granted to participants. In making these and other long-term incentive awards, the Committee may apply its judgment to adjust the size of an award based on individual performance, contribution to Delta’s success and other factors.

During 2003 and early 2004, the Committee approved the payout to officers from long-term award opportunities granted in July 2000 and January 2001. These payouts were based on Delta’s performance — over three-year periods ended June 30, 2003 and December 31, 2003, respectively — relative to a designated peer group of U.S. airlines with respect to total shareowner return and three key U.S. Department of Transportation customer service measures (on-time arrivals, customer complaints and mishandled baggage).

Stock Option Exchange Program

At the 2003 annual meeting, shareowners approved amendments to Delta’s management and broad-based employee equity compensation plans to authorize a stock option exchange program (“Exchange Program”) for eligible participants in those plans. The Exchange Program was designed to address the Board of Directors’ belief that Delta’s stock option programs were not serving their intended purpose of retaining and motivating employees. Due to the substantial decline in the market price of the Common Stock, particularly after the events of September 11, 2001, the exercise prices of most of Delta’s outstanding stock options were considerably higher than the current market price of the Common Stock.

Under the Exchange Program, eligible employees had a one-time opportunity to exchange their outstanding stock options granted in 1995 or later with an exercise price of $25 or more for a designated lesser number of replacement options with an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the grant date of the replacement options. Members of the Board of Directors, including Mr. Mullin, were not eligible to participate in the Exchange Program because the Board determined that its members should have no financial interest in the Program, as recommended by Mr. Mullin. Executive officers, other than Mr. Mullin, were eligible to participate, though their participation was on terms designed to provide them with a less favorable exchange ratio and greater retention and performance incentives than other participants.

Approximately 29,000 employees participated in the Exchange Program. Under the Exchange Program, Delta cancelled approximately 32 million outstanding stock options on June 25, 2003 and issued, in exchange for the cancelled options, approximately 12 million replacement options on December 26, 2003. For additional information about the Exchange Program, please see “Stock Option Exchange Program” elsewhere in this proxy statement.

Changes to the Executive Compensation Program for 2004

During 2003, the Committee considered a redesign of Delta’s executive compensation program. In late 2003, the Committee took a number of actions to change the executive compensation program in 2004, including (1) changing the peer group used for determining competitive executive compensation levels so that other airlines would play a more significant role in peer comparisons in the future than they had in the past; and (2) revising the targeted compensation level for executives to the 50th percentile of the competitive market for each of base salary, total annual compensation (base salary plus annual incentive) and total direct compensation (total annual compensation plus long-term incentives), in contrast to the 2003 targets at the 50th, 55th and 60th percentiles, respectively. These changes will substantially reduce the targeted compensation for officers.

Compensation of the Chief Executive Officer

During 2003, Mr. Mullin relinquished significant components of his compensation in response to the challenges facing Delta. As discussed earlier in this report, these actions included two salary reductions and no annual incentive award for 2003. In addition, as discussed under “Information

About Summary Compensation Table and Related Matters” elsewhere in this proxy statement, Mr. Mullin voluntarily relinquished:

•	three stock-based awards granted to him in November 2002 in connection with the renewal of his employment agreement;

•	the retention award opportunity he received in January 2002; and

•	his right to funding in 2004 of his earned and vested non-qualified retirement benefits.

In addition, Mr. Mullin voluntarily waived any compensation or benefit that would cause Delta to violate the executive compensation limits under its contract with the U.S. government under the Emergency Wartime Supplemental Appropriations Act.

Mr. Reid and the other executive officers also made significant compensation concessions, as discussed elsewhere in this proxy statement. The Board of Directors and the Committee recognize and appreciate these actions by Mr. Mullin and the other members of management.

During 2003, the Committee granted Mr. Mullin stock appreciation rights covering 400,000 shares of Common Stock and a long-term incentive target award opportunity of $4 million. These award opportunities were made under the programs described above which are applicable to other executive officers. In determining the size of Mr. Mullin’s award opportunities, the Committee considered the competitive market and other factors such as Mr. Mullin’s performance and his substantial contributions to Delta.

The Committee also approved the payout to Mr. Mullin of a total of 36,000 shares of Common Stock from long-term award opportunities granted to him in July 2000 and January 2001. Like the payouts made to other officers, these awards were based on Delta’s performance relative to a designated peer group of U.S. airlines for the three-year periods ended June 30, 2003 and December 31, 2003.

Compensation Deductibility Policy

In 2000, shareowners approved the Delta 2000 Performance Compensation Plan, which includes provisions permitting Delta to comply with Section 162(m) of the Internal Revenue Code. As a result, Delta is able to take a tax deduction for compensation exceeding $1 million per taxable year paid to its chief executive officer or any of its four other highest paid officers to the extent that compensation is performance-based. The Committee believes compliance with Section 162(m) is generally in Delta’s best interests, though the Committee may make exceptions to this practice when it determines that doing so will better support Delta’s business strategy and long-term goals. During 2003, all the payouts under the “LTIP Payouts” column in the Summary Compensation Table qualified as performance-based under Section 162(m).

Respectfully submitted,

THE PERSONNEL & COMPENSATION COMMITTEE

David R. Goode, Chair

Edward H. Budd
George M.C. Fisher

EXECUTIVE COMPENSATION

INFORMATION ABOUT SUMMARY COMPENSATION TABLE AND RELATED MATTERS

The Summary Compensation Table contains information about the compensation of the persons who were Delta’s Chief Executive Officer and its four other most highly compensated executive officers (collectively, “Executive Officers”) during 2003. This section of the proxy statement discusses certain aspects of the Summary Compensation Table. It also reviews actions taken by Mr. Mullin, the other Executive Officers and other officers relating to their compensation in light of the challenges facing Delta. Finally, it describes the actions taken by Messrs. Mullin and Reid to facilitate Delta’s compliance with the executive compensation limits under the Emergency Wartime Supplemental Appropriations Act (“Appropriations Act”).

Salary

In early 2003, the Board of Directors accepted management’s recommendation to reduce the salaries of all officers for an indefinite period. Accordingly, effective March 1, 2003, the salaries of Messrs. Mullin and Reid were reduced 10%, and the salaries of all other officers were reduced 8%. Ms. Burns’ salary reduction is not evident in the Summary Compensation Table because, during 2002, her annual salary rate increased to $600,000 to reflect her expanded responsibilities as Chief Financial Officer. As a result of her 8% reduction in 2003, Ms. Burns’ current annual salary rate is $552,000. No other Executive Officer received a salary increase during 2002 or 2003.

Effective April 1, 2003, Mr. Mullin voluntarily reduced his salary by an additional 15% from the level that existed prior to his 10% salary reduction. As a result of these reductions, Mr. Mullin’s annual salary rate declined from $795,000 to $596,250.

Annual Incentive Program

Delta’s annual incentive program links pay and performance by providing a compensation opportunity based on Delta’s achieving performance goals that are established by the Personnel & Compensation Committee consistent with the business plan.

In 2003, the Executive Officers said they would forego an annual incentive payment for the year. The Personnel & Compensation Committee subsequently decided that annual incentive awards would not be paid to any officer in 2003 even though Delta met some of its performance goals for that period.

Stock Awards

In April 2003, Mr. Mullin voluntarily relinquished all of the restricted stock units and non-qualified stock options, covering 150,000 shares and 450,000 shares, respectively, of Common Stock, granted to him in November 2002. He also relinquished an additional 150,000 restricted stock units which he had a right to receive in January 2004. These awards were in consideration for Mr. Mullin’s entering into a renewal of his employment agreement in November 2002.

Retention Awards

During 2003, Messrs. Mullin and Reid voluntarily relinquished retention award opportunities granted to them in January 2002. These awards, which would have become payable in full in January 2004, were $2,385,000 and $1,925,000, respectively.

Also during 2003, Ms. Burns, Ms. Escarra and Mr. Colman agreed to amend their retention award opportunities of $1,350,000, $1,350,000 and $1,100,000, respectively, granted to them in January 2002. The amended awards will vest in three equal installments on April 2, 2004, 2005 and 2006, contingent on the Executive Officer’s remaining employed by Delta through the applicable vesting date. Absent the amendments, these awards would have become payable in full in January 2004.

Termination of Funding of Non-qualified Retirement Plans

In August 2003, Delta announced it was discontinuing the funding of the non-qualified retirement benefits for management personnel. All employees impacted by this decision, including each of the Executive Officers, voluntarily relinquished his or her right to such future funding.

Compliance with Government Compensation Limits

During 2003, Delta received from the U.S. government approximately $400 million as reimbursement for passenger and air carrier security fees under the Appropriations Act. As required by the Appropriations Act as a condition to receiving this reimbursement, Delta entered into a contract with the U.S. government under which Delta agreed to comply with certain executive compensation limits. In the contract with the U.S. government, Delta agreed that, during the 12-month period beginning April 1, 2003, it would not provide total cash compensation to either of its two most highly paid executive officers during 2002 in an amount exceeding the annual salary paid to that officer in 2002. An airline that violates these compensation limits is required to repay the security fee reimbursements received under the Appropriations Act.

Messrs. Mullin and Reid were Delta’s two highest paid executive officers in 2002. To facilitate Delta’s compliance with the government contract, Mr. Mullin and Mr. Reid each voluntarily entered into an agreement with Delta under which they expressly waived any right to any compensation or benefit that the Personnel & Compensation Committee determines in its reasonable discretion would cause Delta to violate the contract.

SUMMARY COMPENSATION TABLE

					Long Term Compensation

		Annual Compensation			Awards		Payouts

				Other	Restricted	Securities		All Other
				Annual	Stock	Underlying	LTIP	Compen-
		Salary	Bonus	Compensation	Award(s)	Options/SARs	Payouts	sation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	(#)(4)	($)(5)	($)(6)

Leo F. Mullin	Year ended 12/31/03	639,313	0	129,807	0	400,000	353,200	49,553
Chairman of the Board	Year ended 12/31/02	795,000	1,401,188	119,236	2,025,000	963,000	456,066	73,669
and Chief Executive	Year ended 12/31/01	596,250	0	7,817	0	200,000	1,575,144	10,858
Officer(7)
Frederick W. Reid	Year ended 12/31/03	641,667	0	8,897	0	519,494	99,123	3,296
President and Chief	Year ended 12/31/02	700,000	1,233,750	44,439	0	250,300	157,869	149,960
Operating Officer(7)	Year ended 12/31/01	655,000	0	62,310	0	113,200	607,212	72,115
M. Michele Burns	Year ended 12/31/03	560,000	0	7,056	0	279,152	69,742	2,541
Executive Vice President	Year ended 12/31/02	560,000	846,000	12,790	0	182,600	63,148	25,535
and Chief Financial	Year ended 12/31/01	530,000	0	5,187	0	74,000	192,384	7,776
Officer
Vicki B. Escarra	Year ended 12/31/03	504,000	0	9,540	0	357,258	84,564	735
Executive Vice	Year ended 12/31/02	540,000	761,400	11,373	0	172,900	138,574	54,880
President and Chief	Year ended 12/31/01	511,667	0	4,961	0	70,400	529,056	7,512
Marketing Officer
Robert L. Colman	Year ended 12/31/03	410,667	0	3,788	0	281,237	84,564	955
Executive Vice	Year ended 12/31/02	440,000	542,850	5,101	0	114,700	138,574	39,594
President —	Year ended 12/31/01	440,000	0	4,326	0	35,400	486,972	5,068
Human Resources

(1)	Represents the incentive compensation award, if any, for the specified period.

(2)	Amounts for 2003 for Executive Officers other than Mr. Mullin represent tax reimbursements related to life insurance arrangements and flight benefits (“Tax Reimbursements”). No Executive Officer other than Mr. Mullin received compensation in the form of personal benefits in excess of the lesser of $50,000 or 10% of the total of his or her annual salary and bonus in 2003, 2002 or 2001.

The amount for Mr. Mullin for 2003 includes executive tax return and financial planning services of $106,117; other personal benefits of $18,778 (primarily related to Mr. Mullin’s use of a Delta-provided car and flight benefits); and Tax Reimbursements of $4,912. The amount for Mr. Mullin for 2002 includes executive tax return and financial planning services of $85,333; other personal benefits of $22,738 (primarily related to Mr. Mullin’s use of a Delta-provided car and flight benefits); and Tax Reimbursements of $11,165. The amount for Mr. Mullin for 2001 represents Tax Reimbursements. During 2001, Mr. Mullin did not receive personal benefits in excess of the lesser of $50,000 or 10% of the total of his annual salary and bonus.

(3)	At December 31, 2003, Ms. Burns held 511 shares of restricted stock valued at $6,035, based on the $11.81 closing price of the Common Stock on the NYSE on December 31, 2003. No other Executive Officer held restricted stock or restricted stock units at December 31, 2003. As discussed above, in April 2003, Mr. Mullin voluntarily relinquished all of the restricted stock units granted to him in 2002.

(4)	Represents the number of shares of Common Stock subject to stock options or stock appreciation rights granted during the period. The number of shares shown for 2003 for Mr. Reid, Ms. Burns, Ms. Escarra and Mr. Colman includes replacement options granted on December 26, 2003 under Delta’s stock option exchange program, which was approved by shareowners at the 2003 annual meeting.

As discussed below, Mr. Mullin did not participate in the stock option exchange program. In addition, as discussed above, in April 2003, Mr. Mullin voluntarily relinquished 450,000 of the 963,000 stock options granted to him in 2002.

(5)	Payouts for 2003 resulted from long-term award opportunities granted in July 2000 and January 2001. These payouts were based on Delta’s performance over a three-year period relative to a designated peer group of U.S. airlines with respect to total shareowner return and three key U.S. Department of Transportation customer service measures (on-time arrivals, customer complaints and mishandled baggage).

The July 2000 award opportunities covered the three-year period that began July 1, 2000 and ended June 30, 2003. These awards were paid in shares of Common Stock valued at $12.18 per share, the fair market value of the Common Stock on August 26, 2003, the date the Personnel & Compensation Committee approved the payout.

The January 2001 award opportunities covered the three-year period that began January 1, 2001 and ended December 31, 2003. These award opportunities were 50% of the normal target amounts because they reflected the six-month transition period when Delta changed its fiscal year end from June 30 to December 31, effective December 31, 2000. These awards were paid in shares of Common Stock for Messrs. Mullin and Reid, and 50% in Common Stock and 50% in cash for other Executive Officers. The payouts were valued based on $8.90 per share, the fair market value of the Common Stock on February 24, 2004, the date the Personnel & Compensation Committee approved the payout.

(6)	For 2003, this column is comprised of the following items:

	Term Life Insurance	Savings Plan
Name	Coverage Premiums ($)	Contributions ($)	Other ($)

Leo F. Mullin	1,586	2,650	45,317(a	)
Frederick W. Reid	1,046	2,250	0
M. Michele Burns	541	2,000	0
Vicki B. Escarra	735	0	0
Robert L. Colman	955	0	0

(a)	Represents legal fees paid during 2003 on Mr. Mullin’s behalf in connection with the negotiation of his renewed employment agreement.

(7)	Messrs. Mullin and Reid have decided to retire from Delta effective May 1, 2004 and April 1, 2004, respectively.

STOCK OPTION EXCHANGE PROGRAM

General

At the 2003 annual meeting, shareowners approved amendments to Delta’s management and two broad-based equity compensation plans to implement a stock option exchange program (“Exchange Program”). The Board of Directors determined that its members should have no financial interest in the Exchange Program. Accordingly, no member of the Board participated in the program, including Mr. Mullin. The other four Executive Officers participated, but on more restrictive terms than other employees. Except for the Exchange Program, Delta has never implemented an option repricing or option cancellation and regrant program.

On June 25, 2003, Delta accepted for cancellation options to purchase approximately 32 million shares of Common Stock held by approximately 29,000 employees, which represented approximately 80% of all options eligible for exchange under the Exchange Program. On December 26, 2003, Delta granted replacement options to purchase approximately 12 million shares of Common Stock in exchange for the options cancelled in the program. The exercise price for all replacement options is $11.60 per share, the closing price of the Common Stock on the NYSE on the grant date.

Under this program, each employee eligible to participate who held outstanding options to purchase Common Stock under Delta’s 2000 Performance Compensation Plan, DeltaShare Stock Option Plan or Pilots Stock Option Plan, having an exercise price per share of $25 or more and granted in 1995 or later, was given a one-time opportunity to exchange those options for a lesser number of replacement options with a new exercise price. Replacement options were granted on December 26, 2003 under the same plan as the related exchanged options.

Terms of Replacement Options

The number of replacement options granted to employees depended upon the grant date of the exchanged options. The following table shows the specific number of exchanged options, by grant date, that a participant surrendered to receive one replacement option.

Tier	Grant Date	Exchange Ratio

1	1995-1999	3-for-1
2	2000-2001	2-for-1
3	2002	1.5-for-1

Under the 2000 Performance Compensation Plan, replacement options become exercisable 100% on the first anniversary of December 26, 2003 for options originally granted in 1995, and 50% on each of December 26, 2004 and December 26, 2005 for options originally granted in 1996 or later. Under the DeltaShare and Pilots Stock Option Plans, the replacement options become exercisable in full on the first anniversary of December 26, 2003.

More Restrictive Terms of Replacement Options Granted to Executive Officers

The number of replacement options granted to the Executive Officers in the table below was 90% of the number obtained by applying the exchange ratios set forth above. Replacement options granted to these Executive Officers become exercisable in 25% increments on each of the first four anniversaries of the December 26, 2003 grant date. Upon exercise of the replacement options, these Executive Officers must hold the underlying Common Stock for one year, subject to certain exceptions.

Ten-Year Option Repricings

The following table sets forth information for each participating Executive Officer about each set of stock options cancelled on June 25, 2003 under the Exchange Program; the market price of the Common Stock and the exercise price of the stock options at the time of cancellation; the exercise price of the replacement options granted on December 26, 2003 under the Exchange Program; and the length of the original option term remaining for each set of cancelled options as of June 25, 2003. The number and expiration date of replacement options granted on December 26, 2003 to each participating Executive Officer under the Exchange Program is set forth below under “Option/SAR Grants in Last Fiscal Year.”

						Length of
						Original
		Number of	Market Price			Option Term
		Securities	of Stock at	Exercise Price		Remaining at
		Underlying	Time of	at Time of		Date of
		Options/SARs	Repricing or	Repricing or		Repricing or
		Repriced or	Amendment	Amendment	New Exercise	Amendment
Name and Principal Position	Date(1)	Amended (#)(2)	($)(3)	($)	Price ($)(4)	(in months)

Frederick W. Reid	6/25/2003	250,000	14.22	62.7500	11.60	59
President and	6/25/2003	125,000	14.22	56.5000	11.60	72
Chief Operating	6/25/2003	34,600	14.22	62.6250	11.60	73
Officer	6/25/2003	47,400	14.22	52.7500	11.60	85
	6/25/2003	43,200	14.22	45.9375	11.60	91
	6/25/2003	70,000	14.22	44.5000	11.60	97
	6/25/2003	123,400	14.22	32.0200	11.60	103
M. Michele Burns	6/25/2003	50,000	14.22	45.7500	11.60	66
Executive Vice	6/25/2003	19,700	14.22	62.6250	11.60	73
President and	6/25/2003	50,000	14.22	52.3375	11.60	81
Chief Financial	6/25/2003	27,200	14.22	52.7500	11.60	85
Officer	6/25/2003	39,000	14.22	45.9375	11.60	91
	6/25/2003	35,000	14.22	44.5000	11.60	97
Vicki B. Escarra	6/25/2003	17,000	14.22	58.6250	11.60	55
Executive Vice	6/25/2003	40,800	14.22	51.6563	11.60	63
President and	6/25/2003	192,200	14.22	56.5000	11.60	72
Chief Marketing	6/25/2003	30,100	14.22	62.6250	11.60	73
Officer	6/25/2003	41,300	14.22	52.7500	11.60	85
	6/25/2003	35,400	14.22	45.9375	11.60	91
	6/25/2003	35,000	14.22	44.5000	11.60	97
	6/25/2003	86,100	14.22	32.0200	11.60	103
Robert L. Colman	6/25/2003	300,000	14.22	48.3750	11.60	63
Executive Vice	6/25/2003	30,100	14.22	62.6250	11.60	73
President -	6/25/2003	40,700	14.22	52.7500	11.60	85
Human Resources	6/25/2003	35,400	14.22	45.9375	11.60	91
	6/25/2003	57,100	14.22	32.0200	11.60	103

(1)	The date the stock options were cancelled under the Exchange Program.

(2)	Represents the number of outstanding stock options cancelled on June 25, 2003.

(3)	The closing price of the Common Stock on the NYSE on June 25, 2003, the date the stock options were cancelled.

(4)	The closing price of the Common Stock on the NYSE on December 26, 2003, the date the replacement options were granted.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table sets forth certain information regarding SARs and non-qualified stock options granted during 2003 to the Executive Officers. All grants on December 26, 2003 were replacement options granted under the Exchange Program. As discussed above, Mr. Mullin did not participate in the Exchange Program.

						Grant Date
		Individual Grants				Value

		Number of	% of Total
		Securities	Options/SARs
		Underlying	Granted to	Exercise or		Grant Date
		Options/SARs	Employees in	Base Price	Expiration	Present
Name	Grant Date	Granted (#)	Fiscal Year	($/Sh)(1)	Date	Value($)(2)

Leo F. Mullin	01/23/2003	400,000	2.81	10.75	01/22/2009	1,892,000
Frederick W. Reid	01/23/2003	250,300	1.76	10.75	01/22/2009	1,183,919
	12/26/2003	75,001	0.53	11.60	12/09/2008	409,505
	12/26/2003	37,501	0.26	11.60	12/24/2009	204,755
	12/26/2003	10,381	0.07	11.60	01/21/2010	56,680
	12/26/2003	21,330	0.15	11.60	01/26/2011	116,462
	12/26/2003	19,440	0.14	11.60	07/27/2011	106,142
	12/26/2003	31,500	0.22	11.60	01/24/2012	171,990
	12/26/2003	74,041	0.52	11.60	07/25/2012	404,264
M. Michele Burns	01/23/2003	190,200	1.34	10.75	01/22/2009	899,646
	12/26/2003	15,001	0.11	11.60	06/15/2009	81,905
	12/26/2003	5,911	0.04	11.60	01/21/2010	32,274
	12/26/2003	22,500	0.16	11.60	09/29/2010	122,850
	12/26/2003	12,240	0.09	11.60	01/26/2011	66,830
	12/26/2003	17,550	0.12	11.60	07/27/2011	95,823
	12/26/2003	15,750	0.11	11.60	01/24/2012	85,995
Vicki B. Escarra	01/23/2003	171,300	1.20	10.75	01/22/2009	810,249
	12/26/2003	5,101	0.04	11.60	07/23/2008	27,851
	12/26/2003	12,240	0.09	11.60	03/26/2009	66,830
	12/26/2003	57,661	0.41	11.60	12/24/2009	314,829
	12/26/2003	9,031	0.06	11.60	01/21/2010	49,309
	12/26/2003	18,585	0.13	11.60	01/26/2011	101,474
	12/26/2003	15,930	0.11	11.60	07/27/2011	86,978
	12/26/2003	15,750	0.11	11.60	01/24/2012	85,995
	12/26/2003	51,660	0.36	11.60	07/25/2012	282,064
Robert L. Colman	01/23/2003	113,700	0.80	10.75	01/22/2009	537,801
	12/26/2003	90,000	0.63	11.60	04/03/2009	491,400
	12/26/2003	9,031	0.06	11.60	01/21/2010	49,309
	12/26/2003	18,315	0.13	11.60	01/26/2011	100,000
	12/26/2003	15,930	0.11	11.60	07/27/2011	86,978
	12/26/2003	34,261	0.24	11.60	07/25/2012	187,065

(1)	The exercise price is the closing price of the Common Stock on the NYSE on the grant date.

(2)	The hypothetical grant date present value was determined using the Black-Scholes option pricing model and, consistent with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” includes the following material assumptions and adjustments:

	Expected	Interest	Volatility	Dividend
Grant Date	Term	Rate(%)(a)	Rate(%)(b)	Yield(%)(c)

01/23/2003	4 years	2.55	54	0
12/26/2003	4 years	2.77	58	0

(a)	The interest rate represents the interest rate on a U.S. Treasury security on the grant date with a maturity date corresponding to the expected term.

(b)	The volatility rate is calculated using monthly Common Stock closing price and dividend information for the period equal to the expected term that ended on the grant date.

(c)	Delta is not currently paying dividends on the Common Stock, and does not expect to resume paying dividends in the near future. Thus, the dividend yield is 0%.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

The following table sets forth certain information regarding the number and value of unexercised in-the-money stock options held at December 31, 2003 by the Executive Officers. None of the Executive Officers exercised any stock options during 2003.

			Number of Securities		Value of Unexercised In-the-
			Underlying Unexercised		Money Options at FY-
	Shares		Options at FY-End(#)		End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Leo F. Mullin	0	0	1,793,450	1,312,750	152,320	576,320
Frederick W. Reid	0	0	63,450	582,944	81,216	403,065
M. Michele Burns	0	0	91,300	370,452	61,760	282,052
Vicki B. Escarra	0	0	43,400	400,658	55,552	276,181
Robert L. Colman	0	0	28,800	310,037	36,864	192,569

(1)	The value of unexercised in-the-money stock options at December 31, 2003, is based on the $11.81 closing price of the Common Stock on the NYSE on December 31, 2003.

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

The following table sets forth certain information regarding long-term incentive award opportunities granted during 2003 to the Executive Officers.

			Estimated Future Payouts under
		Performance or	Non-Stock Price-Based Plans
	Number of Shares,	Other Period
	Units or Other	until Maturation	Threshold	Target	Maximum
Name	Rights(#)	or Payout	($)	($)	($)

Leo F. Mullin	N/A	01/01/03–12/31/05	2,000,000	4,000,000	8,000,000
Frederick W. Reid	N/A	01/01/03–12/31/05	1,006,250	2,012,500	4,025,000
M. Michele Burns	N/A	01/01/03–12/31/05	765,000	1,530,000	3,060,000
Vicki B. Escarra	N/A	01/01/03–12/31/05	688,500	1,377,000	2,754,000
Robert L. Colman	N/A	01/01/03–12/31/05	456,500	913,000	1,826,000

These long-term incentive opportunities are denominated in cash. Payouts are based on Delta’s performance during the three-year period that began January 1, 2003 and ends December 31, 2005. The performance measures are the results of Delta’s profit improvement program, its unit costs in the fourth quarter of 2005 relative to other airlines and the achievement of strategic initiatives. Payouts may range from nothing to up to 200% of the target award and, at the discretion of the Personnel & Compensation Committee, may be made in cash, Common Stock or a combination of cash and Common Stock.

RETIREMENT PLANS AND OTHER AGREEMENTS

Executive Officers participate in the Delta Retirement Plan (“Pension Plan”), a non-contributory qualified defined benefit plan, which is the broad-based retirement plan for Delta’s non-pilot employees. Retirement benefits for the Executive Officers are based on the same benefit formula as for all other plan participants. Delta also maintains non-qualified pension plans (described below) to provide benefits to employees (including the Executive Officers) whose full retirement benefits cannot be paid from the Pension Plan due to Internal Revenue Code limitations applicable to qualified plans.

Until July 1, 2003, retirement benefits under the Pension Plan were calculated using a final average earnings formula, which based the benefit on an employee’s final average earnings, years of service, age at retirement and primary Social Security benefit. Effective July 1, 2003, Delta amended the Pension Plan to transition to a cash balance pension formula. For employees hired after that date, retirement benefits are based solely on the cash balance formula. Under the cash balance feature, each participant has an account, for recordkeeping purposes only, to which pay credits are allocated annually based on 6% of each participant’s salary and eligible incentive compensation awards. In addition, all balances in the accounts of participants earn an annual interest credit. The interest credit is based on the 30 year U. S. Treasury rate published by the Internal Revenue Service. At retirement or termination of employment, an amount equal to the then-vested balance of the cash balance account is payable to the participant in the form of an immediate or deferred lump sum or equivalent monthly annuity benefit.

Employees covered by the Pension Plan on July 1, 2003 are eligible for transition benefits and will earn retirement benefits for a period of seven years after that date equal to the greater of the benefit determined under the Pension Plan’s (1) final average earnings formula or (2) cash balance formula. These employees will not earn a double benefit during this transition period, only the greater of the two benefits. In addition, employees with less than 30 years of service and who are at least 35 years of age as of July 1, 2003 are eligible to earn additional pay credits under the cash balance formula of 2% if they are less than 40 years of age as of July 1, 2003 and 2.75% if they are older than 40 years of age on that date. These transition pay credits continue until the participant’s retirement or termination of employment.

For years of service after June 30, 2010, employees covered by the Pension Plan will earn new retirement benefits under the cash balance formula only and no further retirement benefits will accrue under the final average earnings formula for any participant for periods worked after July 1, 2010, regardless of date of hire. Benefits earned under the Pension Plan’s final average earnings formula prior to June 30, 2003 will be preserved for employees hired before June 30, 2003 regardless of their retirement date.

Pension Plan Table

The following table shows the estimated annual pension payable under the final average earnings formula (before reduction for Social Security benefits and not accounting for Internal Revenue Code limitations, nor the payment of the non-qualified retirement benefit in a lump sum, as discussed below) to a non-pilot employee, including the Executive Officers. The table assumes that retirement occurred at December 31, 2003 at the normal retirement age of 65 after specified years of service. The benefits in the table paid under the Pension Plan would be paid in the form of a joint and 50% survivor annuity, except to the extent discussed below under “Non-qualified Non-Pilot Retirement Plans.”

Final Average	10 Years of	15 Years of	20 Years of	25 Years of	30 or More
Earnings	Service	Service	Service	Service	Years of Service
$400,000	$80,000	$120,000	$160,000	$200,000	$240,000
800,000	160,000	240,000	320,000	400,000	480,000
1,200,000	240,000	360,000	480,000	600,000	720,000
1,600,000	320,000	480,000	640,000	800,000	960,000
2,000,000	400,000	600,000	800,000	1,000,000	1,200,000
2,400,000	480,000	720,000	960,000	1,200,000	1,440,000
2,800,000	560,000	840,000	1,120,000	1,400,000	1,680,000

For purposes of the Pension Plan, final average earnings are the average of an employee’s annual earnings, based on the employee’s salary and eligible incentive compensation awards for the 36 consecutive months in the 120-month period immediately preceding retirement which produces the highest average earnings. Under the final average earnings formula, the annual pension benefit is determined by multiplying final average earnings by 60%, and then reducing that amount for service of less than 30 years and by 50% of the primary Social Security benefit payable to the employee. The 50% Social Security offset is reduced for service of less than 30 years with Delta. For purposes of pension benefits under the Pension Plan and the supplemental non-qualified retirement plans discussed below, the completed years of service at March 1, 2004, for the Executive Officers are as follows: Mr. Mullin — 28 years, 6 months(1); Mr. Reid — 20 years, 4 months(2); Ms. Burns — 23 years, 1 month(3); Ms. Escarra — 30 years, 5 months; and Mr. Colman — 23 years, 4 months(1).

Non-qualified Non-Pilot Retirement Plans

Employees designated by the Personnel & Compensation Committee, including the Executive Officers, are eligible to participate in non-qualified retirement plans that provide pension benefits not permitted to be paid under the Pension Plan due to limits on qualified plans under the Internal Revenue Code.

In January 2002, the Personnel & Compensation Committee approved contributions to employee grantor trusts to secure only the earned and vested non-qualified pension benefits for certain active executives. The action was designed to provide the same after-tax benefit at retirement to covered executives as was provided under the prior unfunded approach; it was not designed to increase a participant’s pension benefit. Pension benefits under the non-qualified retirement plans are payable to an executive retiring after 2002 in a lump sum with the assumptions regarding the calculation of the lump sum determined in accordance with an agreement approved by the Committee. No lump sums were payable until at least January 1, 2004, regardless of the date of retirement.

(1)	Messrs. Mullin and Colman received an additional 22 years and 18 years, respectively, of service credit when they completed three years and two years, respectively, of actual service with Delta.

(2)	Mr. Reid received an additional 11 years of service credit when he completed three years of actual service with Delta. Effective July 1, 2000, Mr. Reid began receiving an additional month of service credit for each month of actual service.

(3)	During her first five years of Delta employment, Ms. Burns received an additional 3.6 months of service credit for each month of actual service.

Funding of these trusts was originally scheduled to occur in 2002, 2003 and 2004. In 2002, 60% of the present value (as of December 31, 2001) of the executive’s after-tax age 62 non-qualified retirement benefit (based only on pay and service earned as of December 31, 2001) was funded. An additional contribution was made in 2003 so that after such contribution, the amount in the executive’s trust equaled 80% of the present value (as of December 31, 2002) of the after-tax age 62 non-qualified retirement benefit (based on pay and service earned as of December 31, 2002). Taxes on the contributions were paid from the contribution.

In March 2003, the following amounts were deposited into individual trusts for, and taxes were withheld on behalf of, the following persons: Mr. Mullin — $2,851,097 and $2,312,783, respectively; Mr. Reid — $800,898 and $649,681, respectively; Ms. Burns — $605,404 and $491,098, respectively; Ms. Escarra — $652,287 and $529,129, respectively; and Mr. Colman — $726,184 and $589,074, respectively. The total amounts deposited into individual trusts for, and taxes withheld on behalf of, all 33 covered executives were $10,376,988 and $8,430,017, respectively.

The Personnel & Compensation Committee subsequently discontinued contributions to the trusts and approved several changes to the non-qualified retirement plans. In connection with the Committee’s decision not to make further contributions to the trusts, including the contribution scheduled for 2004, the Committee received voluntary agreements from affected executives waiving future funding. The Committee also determined that the non-qualified benefit would be promptly payable if a participant in the non-qualified plan terminated employment prior to age 52. The Committee also determined that, if a participant uses the lump sum payment of the non-qualified benefit to purchase (from a provider approved by Delta) an equivalent after-tax annuity, Delta would pay the difference (if any) between the cost of the annuity and the after-tax value of the non-qualified lump sum. The participant, however, remains responsible for any taxes on the additional payment required to purchase the annuity.

Delta Family-Care Disability and Survivorship Plan

The Delta Family-Care Disability and Survivorship Plan (“D&S Plan”) for eligible non-pilot personnel provides monthly survivorship benefits based on a participant’s final average earnings and years of service and, until January 1, 2004, provided monthly long-term disability benefits based on a participant’s final average earnings. The D&S Plan also provides a lump sum death benefit of up to $50,000. In general, for purposes of the D&S Plan, final average earnings are (1) for purposes of determining benefits during the first six months of disability, the employee’s monthly earnings, based on the employee’s salary at the time of disability; and (2) for other purposes, the average of the employee’s monthly earnings, based on the employee’s salary and eligible incentive compensation awards over specified periods. Eligible survivors of employees who die on or after July 1, 2003 but before June 30, 2010, and survivors of retirees who retire after July 1, 2003 but on or before July 1, 2010, are eligible to receive up to 10 years of monthly survivorship benefits from the date of the employee’s or retiree’s death. No monthly survivor benefits from the D&S Plan will be paid on behalf of participants who die while employed on or after July 1, 2010, or who retire after July 1, 2010. Any benefits which may not be paid under the D&S Plan due to Internal Revenue Code limits are provided under a non-qualified plan for employees designated by the Personnel & Compensation Committee, including the Executive Officers. Effective January 1, 2004, employees may purchase insured long-term disability coverage; however for disabilities incurred after that date, Delta no longer provides such benefits for employees affected by the amendments to the D&S Plan.

Change in Control Agreements

In 1997, the Board of Directors approved change in control agreements between Delta and certain employees, including the Executive Officers other than Mr. Mullin. The agreements provide certain benefits to covered individuals that vary by participation level if there is a qualifying event during the term of the agreement. A qualifying event occurs if, within a specified period after a change in control of Delta (1) there is an involuntary termination of the individual’s employment by Delta, other than for cause or due to the individual’s death or disability; or (2) the individual voluntarily terminates his employment for good reason. A qualifying event also occurs if there is a change in control within one year after a termination under either circumstance described in the preceding sentence as a result of actions taken by Delta in anticipation of a change in control.

The benefits provided upon a qualifying event for covered Executive Officers include a lump sum payment of three times the sum of the individual’s annual base salary rate and target incentive compensation award; the present value of the individual’s non-qualified pension benefits (with certain additional age and service credits); certain retiree medical and monthly survivor coverage (or the present value equivalent, depending on the individual’s age) and life insurance coverage; and certain flight benefits. In addition, upon a change in control, pro rata target incentive compensation awards will be paid, and all outstanding stock options, restricted stock and similar awards will immediately become nonforfeitable and exercisable. Moreover, if there is a change in control, each outstanding performance-based long-term incentive award opportunity will be paid in an amount equal to the greater of (1) the actual award payable to the participant for the applicable performance period, calculated as if the performance period had ended on the date of the change in control, and (2) the target award payable to the participant for that performance period, in each case prorated to reflect the portion of the performance period elapsed through the date of the change in control. The agreements also provide for reimbursement to the individual for taxes on certain welfare benefits as well as any excise taxes paid under Section 4999 of the Internal Revenue Code and related taxes thereon.

In 2003, the Board of Directors adopted a policy requiring shareowner approval for future severance arrangements for executive officers that provide benefits exceeding 2.99 times the executive’s salary and bonus.

Employment Agreements with Executive Officers

Mr. Mullin

Mr. Mullin served as Delta’s Chief Executive Officer, and continues to serve as Chairman of the Board, pursuant to an employment agreement dated November 29, 2002, as amended (“Employment Agreement”). On November 24, 2003, Delta announced that Mr. Mullin had decided to retire from Delta on May 1, 2004. As a result, Mr. Mullin stepped down as Delta’s Chief Executive Officer on December 31, 2003, and will continue to serve as Chairman of the Board until the 2004 annual meeting on April 23, 2004.

During 2003, Mr. Mullin voluntarily relinquished significant components of his compensation in response to the challenges facing Delta. He also agreed to waive other payments or benefits that would cause Delta to violate the Appropriations Act and the related contract between Delta and the U.S. government. These subjects are discussed on pages 19 and 20 of this proxy statement.

The Employment Agreement provides severance benefits if Mr. Mullin’s employment is terminated by Delta without cause, or by Mr. Mullin for good reason. These benefits include generally a lump sum payment equal to three times the sum of his final annual salary and the greater of his target or actual annual incentive award; a prorated target incentive award for the year of termination; and continuation of medical and other benefits for a period of one to three years. In addition, upon termination in these circumstances, Mr. Mullin would be credited with additional service for purposes of calculating his retirement benefit under Delta’s defined benefit retirement plans and his excess benefit agreement. These severance benefits are subject to Mr. Mullin’s agreement to waive any payment or benefit that the Personnel & Compensation Committee determines would cause Delta to violate the government contract.

As of March 23, 2004, we are unaware of any conditions which would trigger severance benefits under the Employment Agreement.

Mr. Colman

Mr. Colman’s employment agreement with Delta provides that, if Mr. Colman’s employment is terminated prior to June 1, 2005 by Delta without cause or by Mr. Colman for good reason, or for any reason after May 31, 2005, he will be treated as a retiree for purposes of Delta’s Family-Care benefit plans. In certain circumstances, Mr. Colman may also receive an additional lump sum payment. That payment ranges from $155,000, if termination occurs between October 1, 2003 and September 30, 2004, to $81,000 if termination occurs between October 1, 2009 and June 1, 2010. Thereafter, no lump sum payment would be required.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the shares of Common Stock that may be issued upon the exercise of options and other awards under Delta’s existing equity compensation plans as of December 31, 2003.

			(c)
	(a)	(b)	No. of securities remaining
	No. of securities	Weighted-average	available for future issuance
	to be issued upon	exercise price of	under equity compensation plans
	exercise of outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))

Equity compensation plans approved by securities holders(1)	40,116,619	$30.69	14,496,736 (3)
Equity compensation plans not approved by securities holders(2)	117,245	$31.08	132,755
Total	40,233,864	$30.69	14,629,491 (3)

(1)	Includes the DeltaShare Stock Option Plan and the Pilots Stock Option Plan, which are broad-based plans for Delta’s non-pilot employees and pilots, respectively; the Delta 2000 Performance Compensation Plan, including a predecessor plan, an equity compensation plan for management; and the Non-Employee Directors’ Stock Plan, an equity compensation plan for non-employee members of the Board of Directors.

(2)	In 1998, the Board of Directors adopted the Non-Employee Directors’ Stock Option Plan. The plan provides for the grant of non- qualified stock options on terms set by the Board. A total of 250,000 shares of Common Stock may be issued under this plan.

(3)	Includes 2,796,632 shares of Common Stock available for awards other than stock options pursuant to the Delta 2000 Performance Compensation Plan, including a predecessor plan, and 441,869 shares of Common Stock available for awards other than stock options under the Non-Employee Directors’ Stock Plan.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total returns(1) during the specified period on Delta’s Common Stock, the Standard & Poor’s 500 Stock Index, a peer group consisting of the major U.S. airlines and the Amex Airline Index.

	31-Dec-98	31-Dec-99	31-Dec-00	31-Dec-01	31-Dec-02	31-Dec-03

Delta	$100.00	$95.97	$96.89	$56.66	$23.59	$23.09

S&P 500	$100.00	$121.04	$110.02	$96.96	$75.54	$97.19

Major U.S. Airlines(2)	$100.00	$109.15	$159.08	$110.18	$71.82	$132.62

Amex Airline Index(3)	$100.00	$103.88	$114.59	$59.99	$26.51	$42.03

While Delta’s financial performance lags that of its peers, Delta has implemented a profit improvement program aimed at reducing costs and increasing revenues by leveraging new technology and improving productivity while enhancing customer service. Delta has in place a structured process for monitoring its progress under this program. A significant portion of its executives’ incentive compensation is based on achievement of the targeted performance. Delta plans to continue to focus on cost competitiveness, recognizing that its efforts must deliver long-term sustainable value, while maintaining its focus on safety and customer service.

(1)	Cumulative total return is defined as stock price appreciation plus dividends paid, assuming reinvestment of all such dividends.

(2)	The peer group of the major U.S. airlines is defined as all U.S. airlines with operating revenues exceeding $1 billion during 2003. It consists of Alaska Air Group, America West Holdings Corporation, AMR Corporation, Continental Airlines, Delta, Northwest Airlines, Southwest Airlines, UAL Corporation and US Airways Group.

(3)	The Amex Airline Index (ticker symbol XAL) consists of Alaska Air Group, AMR Corporation, Continental Airlines, Delta, ExpressJet Holdings, JetBlue Airways, KLM, Northwest Airlines, SkyWest and Southwest Airlines. Delta believes this index is more appropriate than the major U.S. airlines peer group for stock price comparisons because it excludes two airlines which recently filed for or emerged from bankruptcy.

AUDIT COMMITTEE REPORT

The Audit Committee represents and assists the Board of Directors in its oversight of the integrity of Delta’s financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the independent auditors and the performance of the independent auditors and the internal audit function. Although the Audit Committee’s charter generally complied with the requirements of the Sarbanes-Oxley Act, the Securities and Exchange Commission’s rules adopted pursuant to the Sarbanes-Oxley Act and the New York Stock Exchange’s revised listing standards regarding audit committee procedures and responsibilities, the Committee recommended, and the Board of Directors approved, a revised charter in 2003 setting forth the Committee’s procedures and responsibilities. The Committee retains, oversees and reviews the performance of the independent auditors, who report directly to the Committee. The Committee has the resources and authority it deems appropriate to discharge its responsibilities.

During the past year, among other things, the Committee reviewed Delta’s financial statements and programs for compliance with laws and regulations, established procedures related to whistleblowing under the Sarbanes-Oxley Act and recommended to the Board of Directors revisions to Delta’s Code of Ethics and Business Conduct for employees and the adoption of a separate Code of Ethics and Business Conduct for the Board of Directors. The Committee also received and considered reports from management, the internal auditors and the independent auditors, Deloitte & Touche LLP. In addition, the Committee held separate discussions at its regularly scheduled meetings with the head of Delta’s internal audit function, management, Delta’s independent auditors and Delta’s general counsel.

Management is responsible for Delta’s system of internal controls, its financial statements and the financial reporting process. The independent auditors are responsible for expressing an opinion as to whether Delta’s financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States. Since 1999, Delta has retained PricewaterhouseCoopers LLP to provide internal audit services. A
PricewaterhouseCoopers partner, who reports to the Committee, heads Delta’s internal audit function, attends Committee meetings and regularly provides reports to the Committee.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Committee has discussed with the independent auditors the matters required to be discussed under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented, the New York Stock Exchange’s revised listing standards and Securities and Exchange Commission rules. In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with the independent auditors their independence from Delta and its management. The Committee approved the engagement of the independent auditors and the audit fees, and has also determined that the independent auditors’ provision of non-audit services in 2003 to Delta was compatible with the auditors’ independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Delta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE

Edward H. Budd, Chair

George M. C. Fisher
John F Smith, Jr.
Joan E. Spero

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as Delta’s independent auditors for 2004, subject to ratification by the shareowners. Representatives of Deloitte & Touche LLP, which also served as Delta’s independent auditors for 2003, are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire, and will be available to respond to questions.

Delta’s Certificate of Incorporation and By-Laws do not require that our shareowners ratify the selection of Deloitte & Touche LLP as our independent auditors. We are submitting the selection of the independent auditors for shareowner ratification (as we have done in prior years) because we believe it is a matter of good corporate practice. If shareowners do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the selection of the independent auditors.

The Board of Directors recommends a vote FOR this proposal.

FEES OF INDEPENDENT AUDITORS FOR 2003 AND 2002

The following table shows the aggregate fees for professional services rendered by Delta’s independent auditors, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for audit services for 2003 and 2002 and fees billed for audit-related services and tax services in 2003 and 2002.

	Amount($)
Description of Fees	2003	2002

Audit Fees(1)	1,881,900	1,343,487
Audit-Related Fees(2)	392,815	172,901
Tax Fees(3)	1,839,167	642,515
All Other Fees	0	0

(1)	Principally includes fees related to audits of the financial statements of Delta and its subsidiaries, including audits of financial statements for 2001 and 2000 of Atlantic Southeast Airlines, Inc., Comair Holdings Inc. and Comair, Inc., which were previously audited by Arthur Andersen LLP, in order to have financial statements for a three year period audited by Deloitte & Touche LLP; statutory audits for non-U.S. jurisdictions; reviews of financial statements and disclosures in SEC filings; and comfort letters and consents.

(2)	Principally includes fees related to employee benefit plan audits and audit-related services pertaining to an airport construction project and the Exchange Program described elsewhere in this proxy statement.

(3)	Includes tax compliance and preparation fees of $1,369,541 and $227,000 in 2003 and 2002, respectively, principally related to the review of Delta’s federal tax return; expatriate tax return preparation and compliance; assistance with tax return filings in foreign jurisdictions; and assistance with tax return audits and administrative appeals in state, local, U.S. and foreign jurisdictions. The increase in tax compliance and preparation fees in 2003 compared to 2002 primarily reflects Delta’s retention of Deloitte & Touche LLP in 2003 to file amended federal and state tax returns for 1993 through 1997 and to provide tax compliance and preparation services that were provided by Arthur Andersen LLP in 2002.

Includes for 2003 tax consulting and advisory services fees of $469,626, principally related to unemployment benefits and executive tax return preparation and financial planning. Expatriate and executive tax return and financial planning services are no longer provided by the independent auditors except for tax return and financial planning services for Mr. Mullin through April 2004.

Includes for 2002 tax consulting and advisory services fees of $415,515, principally related to executive tax return and financial planning services and procurement and sales tax strategies.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

The charter of the Audit Committee provides that the Committee is responsible for the pre-approval of all audit and permitted non-audit services to be performed for Delta by the independent auditors. Subject to the transition provisions of applicable law, the fees paid to the independent auditors that are shown in the chart above for 2003 were approved by the Audit Committee in accordance with the procedures described below.

The Audit Committee reviews at its meetings audit and non-audit services proposed to be provided by the independent auditors. The Committee has delegated to the Chair, or an alternate member of the Committee, the authority to grant pre-approvals if either deems it necessary or appropriate to consider a pre-approval request without a meeting of the full Committee. Pre-approvals by the Chair or alternate member are reviewed with the Committee at its next regularly scheduled meeting.

In considering the pre-approval of proposed audit or non-audit services by the independent auditors, management reviews with the Audit Committee or its delegate a description of and the budget for the proposed service and the reasons that the independent auditors are being requested to provide the services, including any possible impact on the independence of the independent auditors. Additional Committee approval is required if the pre-approved services exceed the pre-approved budgeted amount for the services.

INFORMATION REGARDING CHANGE OF INDEPENDENT AUDITORS

The Audit Committee annually considers and recommends to the Board of Directors the selection of Delta’s independent auditors. As recommended by the Audit Committee, the Board of Directors on March 6, 2002 decided to no longer engage Arthur Andersen LLP (“Andersen”) as Delta’s independent auditors and engaged Deloitte & Touche LLP to serve as Delta’s independent auditors for 2002. The appointment of Deloitte & Touche LLP as independent auditors for 2002 was ratified by Delta’s shareowners at the 2002 annual meeting.

Andersen’s reports on Delta’s consolidated financial statements for the 2001 and 2000 fiscal years did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During Delta’s 2001 and 2000 fiscal years and through March 27, 2002 (the date of Delta’s Annual Report on Form 10-K for the year ended December 31, 2001), there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure which, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter in connection with their report on Delta’s consolidated financial statements for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of SEC Regulation S-K.

During Delta’s 2001 and 2000 fiscal years and until March 6, 2002, Delta did not consult Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Delta’s consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of SEC Regulation S-K.

SHAREOWNER PROPOSALS

We often receive suggestions from shareowners, some of which are formal shareowner proposals. All suggestions from shareowners are given careful attention by Delta’s management and Board of Directors. When it agrees with a shareowner proposal, the Board can usually implement the proposal without a shareowner vote. The shareowner proposals in this proxy statement are those that the Board believes are not in the best interest of Delta’s shareowners as a whole.

The Board of Directors took action regarding the two shareowner proposals approved at the 2003 annual meeting. First, the Board adopted a policy that requires shareowner approval for future severance arrangements for executive officers that provide benefits exceeding 2.99 times the executive’s salary and bonus. The term “benefits” includes both severance amounts payable in cash or stock and the value of any special benefits or perquisites, subject to certain specified exceptions. A copy of this policy is available on our website at www.delta.com/inside/investors/corp_info/corp_governance/index.jsp. Second, the Board expressed its support for the expensing of stock options and urged the Financial Accounting Standards Board (“FASB”) to adopt a standardized valuation method for expensing stock options. The Board agreed that we would expense stock options in 2005, once the FASB adopts a standardized valuation method.

The following four proposals have been submitted by individual shareowners. Each proposal will be voted on at the annual meeting if the proposal is submitted for a vote. In accordance with federal securities laws, Delta includes the shareowner proposals and the related supporting statements as submitted by the proponents. To easily distinguish between material provided by the proponents, and information the Board of Directors would like you to consider, the shareowner proposals and supporting statements appear in italics. The Board of Directors recommends a vote AGAINST these proposals for the reasons set forth after each proposal.

PROPOSAL 3

SHAREOWNER PROPOSAL RELATING TO CUMULATIVE VOTING

IN THE ELECTION OF DIRECTORS

Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington D.C. 20037, who is the beneficial owner of 500 shares of Common Stock, has given notice that she intends to introduce the following resolution at the annual meeting.

Proponent’s Proposal:

RESOLVED: That the stockholders of Delta Air Lines, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

REASONS: Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year the owners of 29,107,281 shares, representing approximately 31% of shares voting, voted FOR this proposal.

If you AGREE, please mark your proxy FOR this resolution.

Board of Directors’ Statement in Opposition to Shareowner Proposal

Delta’s shareowners have rejected this proposal at the last six annual meetings.

Like most major corporations, Delta provides for the election of directors by a plurality of the votes cast by the shareowners as a whole. Delta believes this practice best ensures that each director will represent the interests of all shareowners. In contrast, cumulative voting could enable a special interest group to elect a director who feels obligated to represent the interests of the group that elected him or her rather than the interests of all shareowners.

Cumulative voting also creates the possibility of partisanship among Board members, which could undermine the ability of directors to work together effectively. If narrow constituencies of shareowners elect “special interest” directors through cumulative voting, the resulting inability of those directors to exercise independent judgment could impair the Board’s sound analysis and timely conduct of Delta’s business to the detriment of its shareowners.

Because cumulative voting may result in factionalism among directors, there is a trend against its adoption. Only six states have mandatory cumulative voting. The Revised Model Business Corporation Act, a model statute prepared by a committee of the American Bar Association, recommends that states not mandate cumulative voting.

The Board of Directors believes that Delta’s present method for electing directors is working well and should not be changed. Delta’s directors are elected annually, and six of the seven Board members nominated for election in 2004 are independent non-employee directors. The Board’s Corporate Governance Committee, which consists solely of non-employee directors who qualify as independent under NYSE rules, recommends to the Board nominees for election as directors. This process helps to ensure that the Board will continue to act independently and in the best interests of shareowners. The Corporate Governance Committee will consider director candidates suggested by shareowners. The process by which shareowners may recommend director candidates is described on page 6 of this proxy statement.

The Board of Directors believes that strong corporate governance standards are important. The Board recently completed an extensive review of Delta’s corporate governance practices to ensure that these practices continue to meet the highest standards of ethical corporate practices. A copy of Delta’s corporate governance principles is attached as an appendix to this proxy statement. It is also available on Delta’s website or upon written request to Delta’s Corporate Secretary.

For these reasons, the Board recommends a vote AGAINST this proposal.

PROPOSAL 4

SHAREOWNER PROPOSAL RELATING TO

RESTRICTED SHARE PROGRAMS

The Teamster Affiliates Pension Plan, 25 Louisiana Avenue, N.W., Washington, D.C. 20001, which is the beneficial owner of 45,200 shares of Common Stock, has given notice that it intends to introduce the following resolution at the annual meeting.

Proponent’s Proposal:

RESOLUTION

Resolved, that the shareholders of Delta Air Lines, Inc. (the “Company” or “Delta”) hereby request that the Board of Directors’ Compensation Committee, in developing future senior executive equity compensation plans, utilize performance- and time-based restricted share programs in lieu of stock options. Restricted shares issued by the Company should include the following features:

(1)	Operational Performance Measures. The restricted share program should utilize justifiable operational performance criteria combined with challenging performance benchmarks for each criterion (e.g., 10% annual increase in cash flow). The performance criteria and associated performance benchmarks selected by the Compensation Committee should be clearly disclosed to shareholders.

(2)	Time-Based Vesting. A time-based vesting requirement of at least three years should also be a feature of the restricted share program. That is, in addition to the operational performance criteria, no restricted shares should vest in less than three years from the date of the grant.

(3)	Dividend Limitation. No dividend or proxy voting rights should be granted or exercised prior to the vesting of restricted shares.

(4)	Share Retention. In order to link shareholder and management interests, a retention feature should also be included; that is, all shares granted pursuant to the restricted share program must be retained by the senior executives for the duration of their tenure with the Company.

The Board and the Compensation Committee should implement this restricted share program in a manner that does not violate any existing employment agreement or executive compensation plan.

SUPPORTING STATEMENT

As long-term shareholders of this Company, we support executive compensation policies and practices that ensure that executives will act in the best interests of the corporation and its shareholders and that reward executives with restricted shares only if executives satisfy established performance and other objective criteria. Delta’s executive compensation program should include a long-term equity compensation component with clearly defined financial performance measures.

We believe that performance- and time-based restricted shares are a preferred mechanism for providing senior executives long-term equity compensation that does not conflict with the best interests of the corporation and its shareholders. We believe that stock plans, as generally constituted, all too often provide extraordinary pay for ordinary performance. In our opinion, performance- and time-based restricted shares provide a better means to tie the levels of equity compensation to meaningful financial performance beyond stock price performance and to condition equity compensation on performance above that of peer companies.

Our proposal recognizes that the Compensation Committee is in the best position to determine the appropriate performance measures and benchmarks. We request that detailed disclosure of the criteria be made so that all shareholders may assess whether, in their opinion, the equity compensation system provides challenging targets for senior executives to meet. In addition, the restricted share program prohibits the receipt of dividends and the exercise of voting rights until shares vest.

A performance- and time-based restricted share program with the features described above offers senior executives the opportunity to acquire significant levels of equity commensurate with their long-term contributions. We believe such a system best advances the long-term interests of our Company, its shareholders, employees and other important constituents.

We urge shareholders to SUPPORT this reform.

Board of Directors’ Statement in Opposition to Shareowner Proposal

Delta is committed to sound corporate governance practices and recognizes the sensitivity of its shareowners to issues relating to executive compensation. As discussed elsewhere in this proxy statement, Delta has made a number of changes to its executive compensation program. Furthermore, Delta’s new CEO, Gerald Grinstein, will receive a salary of $500,000 per year.

The Board of Directors believes that this proposal is unduly rigid because it would (1) prohibit senior executives from receiving any stock options; (2) establish inflexible criteria for restricted stock awards; and (3) require senior executives to retain all restricted shares for the duration of their employment. The Board also believes that requiring an executive to retain restricted shares for the duration of his or her career is inconsistent with competitive practices and could create an incentive for talented executives to terminate their employment in order to sell their restricted shares.

The Board of Directors agrees that executive compensation should be closely aligned with Delta’s performance and that it should be reasonable in light of that performance. Delta’s executive compensation program is closely tied to financial and operating performance measures, including comparing Delta’s performance to its peers in the airline industry. For example, Delta’s annual incentive compensation program for 2003 was based on performance goals established early in the year regarding free cash flow, net income and unit costs, as well as performance of key initiatives relating to areas such as safety, customer satisfaction, employee relations, operational reliability and strategy. Similarly, the award opportunities granted under Delta’s long-term incentive program in 2003 are based on the results of its profit improvement program, Delta’s unit costs in the fourth quarter of 2005 relative to other airlines and the achievement of strategic initiatives. The Board believes that Delta’s executive compensation program should continue to consist of a mix of cash compensation, stock options and other equity awards such as performance-based restricted stock so that a significant portion of an executive’s compensation is directly tied to increases in shareowner value.

The proposed elimination of stock options is unduly restrictive. Delta’s current practice of granting stock options with an exercise price equal to the fair market value of the Common Stock on the date the option is granted appropriately aligns the interests of executives and shareowners because executives do not receive any benefits from those awards unless Delta’s stock price increases. In this regard, Delta’s stock option program is similar to that of many other public companies, including companies with which Delta competes for executives. Furthermore, many of Delta’s direct competitors utilize a combination of stock options and restricted stock in their executive compensation programs with no minimum holding period for shares of stock acquired through long-term incentive programs.

For these reasons, the Board recommends a vote AGAINST this proposal.

PROPOSAL 5

SHAREOWNER PROPOSAL RELATING TO

RETIREMENT BENEFITS FOR SENIOR EXECUTIVES

Delta pilot Michael Messmore, 101 Sky River Road, Toledo, Washington 98591, who is the beneficial owner of 1,200 shares of Common Stock, has given notice that he intends to introduce the following resolution at the annual meeting.

Proponent’s Proposal:

RESOLVED, that shareholders of Delta Air Lines, Inc. (“Delta”) urge the Personnel & Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy to seek shareholder approval for the award or payment of “extraordinary retirement benefits” to or on behalf of a senior executive. “Extraordinary retirement benefits” are (i) granting years of service credit not worked by a senior executive, (ii) accelerating the vesting of a senior executive’s rights under a benefit plan, and (iii) funding obligations to a senior executive under a SERP or other benefit plan using an entity designed to prevent the assets held by the entity from being considered property of the estate in the event of a bankruptcy filing by Delta. This proposal should be implemented in a manner that does not violate any existing employment agreement, other agreement or benefit plan.

SUPPORTING STATEMENT

In 2002, the Committee approved the establishment of pension trusts for 33 executives to “provide security for the payment of already earned retirement benefits” under the non-qualified retirement plan Delta maintains for highly compensated employees. These trusts were designed to protect the executives’ pension benefits in the event Delta filed for bankruptcy and, according to Delta’s 2003 proxy statement, to retain executives.

The arrangement was controversial, with critics noting that Delta’s qualified plans were underfunded and that nonunion employees had been switched from a defined benefit pension plan to a less generous “cash balance” plan. The Wall Street Journal reported in August 2003 that three of the 33 executives had left Delta, taking their funded benefits with them and calling into question the program’s effectiveness as a retention device. In November 2003 Delta announced that CEO Leo Mullin would retire effective January 1, 2004. Some commentators wondered how crucial a retention program was in light of the soft executive labor market. In August 2003, Delta announced that it would not make the final funding payment in early 2004.

I am concerned that Delta may provide similar benefits to senior executives in the future. These benefits, in my opinion, are unnecessary and undermine employee commitment to Delta, especially during periods in which employees are being laid off and asked to make sacrifices to help ensure Delta’s survival. Influential institutional investor TIAA-CREF has highlighted the importance of fairness in the retirement context, stating that retirement benefits “should be reasonable and fair in the context of industry practice and relative fairness to all employees.”

I acknowledge that providing extraordinary retirement benefits to senior executives may, under some circumstances, be in Delta’s best interest. The amounts involved in some such benefits — Delta paid $45 million into the pension trusts, according to The Wall Street Journal — and the corrosive effect on morale make it especially vital for shareholders to exercise oversight over their use. Because it may be impractical for Delta to obtain prior approval, this proposal could be implemented by providing for an after-the-fact shareholder vote.

I urge shareholders to vote for this proposal.

Board of Directors’ Statement in Opposition to Shareowner Proposal

Delta’s executive compensation program is designed to attract, motivate and retain the management personnel required to increase shareowner value and to achieve Delta’s other corporate objectives. The program is designed and administered by the Personnel & Compensation Committee of Delta’s Board of Directors, which consists solely of non-employee directors who qualify as independent under NYSE rules.

To maintain a top management team, Delta must provide a compensation program that is both competitive and flexible enough to accommodate each executive’s particular circumstances. Retirement benefits are a significant element of the compensation of all employees, including management. Therefore, retirement benefits are often an important factor in an executive’s decision to accept or reject an offer of employment. Because Delta periodically may need to recruit experienced executives from other companies, the Personnel & Compensation Committee must have flexibility to replace benefits, including retirement benefits, that a senior executive relinquishes when leaving his or her current employer to join Delta.

The Board of Directors believes that requiring Delta to obtain shareowner approval before providing certain retirement benefits to senior executives would restrict Delta’s ability to act promptly to fill key management positions when openings occur. Moreover, if Delta is required to make an important element of any compensation negotiation with a prospective senior executive subject to shareowner approval, Delta will be at a competitive disadvantage to other prospective employers which are not subject to this requirement. The Board is particularly concerned about this result because the shareowner proposal defines “extraordinary retirement benefits” to include benefits provided by many companies against which Delta competes for executives.

Furthermore, the Board believes that the proponent’s concerns have already been substantially addressed because:

•	In August 2003, Delta announced it was discontinuing the funding of non-qualified retirement benefits for management personnel, including senior executives.

•	Delta recently changed its defined benefit pension plan for non-pilot employees, including senior executives. As discussed elsewhere in this proxy statement, non-pilot employees hired on or after July 1, 2003 are eligible to participate in a cash balance plan only. Benefits payable under the cash balance plan, unlike benefits earned under the prior plan, are not based on years of service. Therefore, granting service credit is not relevant for newly hired employees under Delta’s cash balance plan.

For these reasons, the Board recommends a vote AGAINST this proposal.

PROPOSAL 6

SHAREOWNER PROPOSAL RELATING TO PROHIBITION ON COMPENSATION

INCREASES OR BENEFIT ENHANCEMENTS FOR EXECUTIVES

Delta employee Stanley Barczak, 13037 Hutton Drive, Richwood, Kentucky 41094, who is the beneficial owner of 127 shares of Common Stock and 48 shares of ESOP Preferred Stock, has given notice that he intends to introduce the following resolution at the annual meeting.

Proponent’s Proposal:

RESOLVED, that the shareholders of Delta Air Lines, Inc. (“Delta”) urge the Board of Directors to institute a policy of fiscal responsibility, which would prohibit any increase in compensation or benefit enhancement for any executive of Delta or its subsidiaries during any fiscal quarter of unprofitability. This resolution will take effect immediately and remain in effect until Delta sustains six consecutive fiscal quarters of profitability.”

Over 20 billion dollars have been lost in the airline industry since September 11, 2001, and Delta has suffered a staggering loss in excess of three billion dollars. In light of the greatest fiscal crisis in Delta’s history, it is incomprehensible for Delta’s Personnel & Compensation Committee (Edward H. Budd, Chairman, George M.C. Fisher, David R. Goode and Gerald Grinstein), Delta’s Board of Directors and Delta’s executives to have agreed to over 25 million dollars in pay raises and bonuses for Delta executive management. In addition, a 25 million dollar bankruptcy insurance trust fund, which has escalated to over 65 million dollars, was contrived for 35 of Delta’s ever-expanding pool of executive management. This largesse comes in the darkest hour of Delta’s history, and flies in the face of good business practice and fiscal responsibility.

At the time all this was being done, Delta management was asking the Federal Government to aid the struggling airline industry and Delta pilots to take a 30% pay-cut. Needless to say, Congress was not happy with this convoluted business practice, and took it upon themselves to tie any Federal aid to the airlines with restrictions on the pay of several major carriers’ executives. Delta’s executives, Mr. Mullin and Mr. Reid, were two of the executives Congress specifically singled out in this airline legislation. It should not take an act of Congress to rein in Delta executive compensation in the midst of the worst economy in decades, and the worst fiscal crisis the airline industry and Delta have ever faced.

Delta’s pilots have, understandably, looked at what management has done, and continues to do, for itself and resisted any concessions.

It has become apparent from the poor business decisions by Delta’s Personnel & Compensation Committee, Delta’s Board of Directors and Delta executive management that it has become incumbent upon the Delta shareholders to act.

I therefore urge all Delta shareholders to vote For this resolution and bring fiscal common sense and responsibility back to Delta Air Lines, Inc.

Board of Directors’ Statement in Opposition to Shareowner Proposal

The Board of Directors strongly supports the principle that Delta’s executive compensation program should closely align management and shareowner interests. Delta’s executive compensation program is intended to attract and retain highly qualified executives, and to motivate them to achieve Delta’s financial, operational and strategic goals. The program is designed and administered by the Personnel & Compensation Committee of the Board of Directors, which consists solely of non-employee directors who qualify as independent under NYSE rules.

The Board of Directors believes that shareowners are best served by an executive compensation program that addresses the competitive market, Delta’s needs and the individual nature of compensation actions. The Board further believes that Delta’s executive compensation program strongly links management and shareowner interests.

The Board of Directors believes the Personnel & Compensation Committee must have flexibility when making executive compensation decisions. Factors the Personnel & Compensation Committee regularly considers include the compensation levels and practices of companies inside and outside the airline industry with which Delta competes for executives; an executive’s performance, responsibilities and experience; and Delta’s performance with respect to pre-established corporate goals and objectives.

When making executive compensation decisions, the Personnel & Compensation Committee also considers Delta’s financial results and shareowner concerns. As discussed elsewhere in this proxy statement, Delta has made a number of changes to its executive compensation program. Furthermore, Delta’s new CEO, Gerald Grinstein, will receive a salary of $500,000 per year.

The Board of Directors believes this shareowner proposal is unduly rigid and otherwise inappropriate. The proposal would prohibit Delta from increasing the compensation or benefits of any executive during any fiscal quarter in which Delta is unprofitable; this restriction, once triggered, would continue until Delta achieves six consecutive quarters of profitability. This unusual approach ignores highly relevant compensation criteria such as the competitive market for executives, as well as an executive’s individual performance. It also disregards important qualitative and quantitative factors relating to Delta’s financial results. Finally, implementation of this proposal could cause Delta to lose valuable employees to companies with less restrictive compensation policies.

For these reasons, the Board recommends a vote AGAINST this proposal.

OTHER MATTERS

COST OF SOLICITATION

Delta will pay the cost of soliciting proxies. Delta has retained Georgeson Shareholder Communications, Inc. to solicit proxies, by telephone, in person or by mail, for a fee of $15,000 plus certain expenses. In addition, certain Delta officers and employees, who will receive no compensation for their services other than their regular salaries, may solicit proxies. Delta will also reimburse banks, brokers and other nominees for their costs in forwarding proxy materials to beneficial owners of Delta stock. Other proxy solicitation expenses that Delta will pay include those for preparing, mailing, returning and tabulating the proxies.

SUBMISSION OF SHAREOWNER PROPOSALS

To be considered for inclusion in our proxy statement for the 2005 annual meeting, shareowner proposals must be submitted in writing and received by us no later than 5:00 p.m., local time, on November 26, 2004, at the following address:

Corporate Secretary
Delta Air Lines, Inc.
Dept. No. 981
Post Office Box 20574
Atlanta, Georgia 30320

In addition, a shareowner may bring business before the annual meeting, other than a proposal included in the proxy statement, or may submit nominations for directors, if the shareowner complies with the requirements specified in Delta’s By-Laws. The requirements include:

•	providing written notice that is received by Delta’s Corporate Secretary between December 24, 2004 and January 23, 2005 (subject to adjustment if the date of the 2005 annual meeting is substantially moved, as provided in the By-Laws); and

•	supplying the additional information listed in Section 3.1 and, for nominations for directors, Section 4.2 of Delta’s By-Laws.

Delta’s By-Laws are available at www.delta.com/inside/investors/corp_info/corp_governance/index.jsp.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Delta’s directors, executive officers and persons who beneficially own more than 10% of a registered class of Delta’s equity securities (“reporting persons”) to file certain reports concerning their beneficial ownership of Delta’s equity securities. Delta believes that during 2003 all reporting persons complied with their Section 16(a) filing obligations.

EXTENT OF INCORPORATION BY REFERENCE OF MATERIALS INCLUDED IN OR ACCOMPANYING THIS PROXY STATEMENT

The Stock Performance Graph and the reports of the Audit Committee and Personnel & Compensation Committee included in this proxy statement shall not be deemed to be incorporated by reference into any filing made by Delta under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent Delta incorporates such graph or reports by specific reference.

This proxy statement is accompanied or preceded by Delta’s 2003 Summary Annual Report to Shareowners (“Summary Annual Report”) and Annual Report on Form 10-K for the year ended December 31, 2003 (“Form 10-K”). The Summary Annual Report and the Form 10-K, which contains audited consolidated financial statements and other information about Delta, are not incorporated in the proxy statement and are not to be deemed a part of the proxy soliciting material.

Appendix A

DELTA AIR LINES, INC.

CORPORATE GOVERNANCE PRINCIPLES

Guidelines
Selection and Composition of the Board
(1)	Board Membership Criteria
(2)	Board Membership Selection
(3)	Director Orientation and Continuing Education
Board Functioning
(4)	Board Leadership
(5)	Size of the Board
(6)	Independence of Members
(7)	Directors Who Change Job Responsibilities/Limits on Outside Board Memberships
(8)	Retirement and Term Limits
(9)	Director Compensation
(10)	Loans to Directors and Executive Officers
(11)	Stock Ownership of Directors
(12)	Executive Sessions and the Role of the Presiding Director
(13)	Access to Outside Advisors
(14)	Access to Management
(15)	Annual Performance Evaluation of the Board
(16)	Board Interaction With Investors, the Press, Customers and Others
(17)	Transactions Between Directors and Delta
Committee Matters
(18)	Types of Committees
(19)	Independence of Members of Certain Committees
(20)	Frequency and Length of Meetings
(21)	Audit Committee Financial Expert
Meeting Procedures
(22)	Conduct of Meetings
(23)	Selection of Agenda Items
Leadership Development and Oversight
(24)	Chief Executive Officer Evaluation
(25)	Chief Executive Officer Expense Statements
(26)	Management Succession

DELTA AIR LINES, INC.

CORPORATE GOVERNANCE PRINCIPLES

Introduction

        Delta’s Board of Directors believes that sound corporate governance practices provide an important framework to assist the Board in fulfilling its responsibilities. These Corporate Governance Principles have been approved by the Board. They will be reviewed annually, or more often if deemed necessary or appropriate.

        The business of Delta is managed under the oversight of the Board, which is elected by the shareowners. The Delta Board represents the shareowners’ interest in optimizing long-term financial returns while addressing, as appropriate, the concerns of other stakeholders and interested parties, including employees, customers, suppliers, government officials and the public at large. Directors counsel and monitor management performance and adherence to corporate standards. Delta’s business is conducted by its employees, managers and officers under the direction of the chief executive officer.

Guidelines

Selection and Composition of the Board

        (1)        Board Membership Criteria—The Board seeks to select as directors individuals with skills and experience to assist management in operating Delta’s business. The Board considers on an annual basis the perceived needs of the Board at that point in time. Board membership criteria include business experience, character, judgment, diversity of experience, skills and acumen, international background and other matters that are relevant to the Board’s needs and objectives. Independence, financial literacy and experience and ability to devote significant time to Board activities and to the enhancement of his or her knowledge of Delta’s business are also factors considered for Board membership. Each director should devote the time and attention necessary to fulfill the obligations of a director, attend Board meetings and meetings of committees of which he or she is a member, and review material sent in advance of meetings. Directors should also attend annual meetings of shareowners.

        (2)        Board Membership Selection—The Board, acting through its Corporate Governance Committee, has the responsibility to nominate directors to fill new and existing Board positions and, at the appropriate time, recommend nominees for election by the shareowners. Annually the Committee will review and screen possible nominees, including standing directors and candidates proposed by shareowners in accordance with Section 4.2 of Delta’s By-Laws. The Committee will consider candidates nominated by shareowners on the same basis as all other nominees.

        (3)        Director Orientation and Continuing Education—The Board and management will conduct orientation for new directors to become familiar with Delta, its strategies, values, including ethics, financial matters, corporate governance and other key policies and practices. New directors will review background materials provided by Delta’s management on Delta and the airline industry, meet with senior management and visit Delta facilities. The Board also recognizes the importance of continuing education for its members. It is the responsibility of management and the Corporate Governance Committee to advise directors about continuing education opportunities, and directors are encouraged to take advantage of these opportunities.

Board Functioning

        (4)        Board Leadership—The Board does not have a policy on whether the role of the Chief Executive Officer and the Chairman should be separate. When the positions are combined, the Board will elect an outside director to hold the position of Presiding Director to chair sessions of the Board not attended by the Chief Executive Officer and to have such other duties as the Board deems appropriate. The Presiding Director may be reached at presiding.director@delta.com.

        (5)        Size of the Board—The Board will normally consist of between nine and eleven members, although the Board may increase its size to accommodate the availability of an outstanding candidate.

        (6)        Independence of Members—A substantial majority of directors will be independent directors who have no material relationship with Delta (either directly or as a partner, shareholder or officer of an organization that has such a relationship with Delta), as defined under the listing standards of the New York Stock Exchange and the Director Independence Standards adopted by the Board, which are available at http://www.delta.com/inside/investors/corp_info/corp_governance/index.jsp and incorporated into these Principles. Each director must notify the Chairman of the Corporate Governance Committee as soon as practicable of every situation or condition that may affect his or her independence.

        (7)        Directors Who Change Job Responsibilities/ Limits on Outside Board Memberships—A director is expected to offer to submit his or her resignation when the director no longer holds the principal occupation he or she held at the time of election to the Board. Directors who are full-time employees of Delta must resign from the Board coincident with their retirement from full-time employment. Outside Board members are encouraged to limit the number of other public company boards on which they serve to four. Executive officers of Delta other than the CEO may be members of no more than two other public company boards. The CEO may be a member of up to three other public company boards.

        (8)        Retirement and Term Limits—No outside director will stand for re-election after age 72. The Board does not believe it should establish term limits for directors. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, term limits have the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into Delta and its operations, and who therefore provide an increasing contribution to the Board. As an alternative to strict term limits, the Corporate Governance Committee will formally review each director’s continuation on the Board each year. This will also allow each director the opportunity to conveniently confirm his or her desire to continue as a member of the Board.

        (9)        Director Compensation—The Board will periodically review director compensation in comparison with companies that are similarly situated to ensure that Board and committee compensation is reasonable and competitive. Directors who are employees of Delta will not be separately compensated. Compensation should fairly pay outside directors for work required in a company of Delta’s size and scope; compensation should align directors’ interests with the long-

term interest of shareowners; and the structure of the compensation should be transparent and easy for shareowners to understand.

        (10)     Loans to Directors and Executive Officers—It is the policy of Delta not to make any personal loans to its directors and executive officers, except those that comply with the Sarbanes-Oxley Act of 2002 and any related SEC regulations or interpretations.

        (11)     Stock Ownership of Directors—Directors are encouraged to own a significant equity interest in Delta within a reasonable period after initial election to the Board and to retain such equity interests while serving on the Board. To more closely align the interests of directors and Delta’s shareowners, a portion of directors’ fees will be paid in the form of common stock.

        (12)     Executive Sessions and the Role of the Presiding Director—The Board will hold regularly scheduled executive sessions without the Chief Executive Officer or any other inside director. The Presiding Director, if one has been elected by the Board, will preside at the executive sessions. The Presiding Director will perform any other functions directed by the Board. If no Presiding Director has been elected, the outside directors will choose on a rotating basis a director to preside at executive sessions.

        (13)     Access to Outside Advisors—The Board, as well as each committee, may retain at any time, at the expense of Delta, outside financial, legal, compensation or other advisors as it deems appropriate.

        (14)     Access to Management—Board members have complete access to Delta’s management. It is assumed that Board members will use judgment to be sure that contact with management is not distracting to Delta’s business operations and that the Chief Executive Officer is appropriately informed.

        (15)     Annual Performance Evaluation of the Board—The Board and each of its committees will perform a self-evaluation at least annually to determine whether it and its committees are functioning effectively. The purpose of the evaluation is to increase the effectiveness of the Board and the committees, as well as the individual members.

        (16)     Board Interaction with Investors, the Press, Customers and Others—Individual directors may, from time to time, meet or otherwise communicate with various constituencies that are involved with Delta. However it is expected that Board members will speak for Delta only with the knowledge of management and in most instances at the request of management.

        (17)     Transactions Between Directors and Delta—Any payments for any reason, including for goods or services, by Delta or its subsidiaries to a director’s primary business affiliation or that of an immediate family member of a director must be made in the ordinary course of business and on the same terms prevailing at the time for comparable transactions with non-affiliated persons. Any payments for any reason, including for goods or services, to Delta or its subsidiaries by a director, a director’s immediate family member, a director’s primary business affiliation or that of an immediate family member of a director must be made in the ordinary course of business and on substantially the same terms prevailing at the time for comparable transactions with non-affiliated persons. The term “primary business affiliation” means an entity of which the director or an immediate family member is a principal or executive officer or in which the director or an immediate family member holds at least 5% of the equity interests.

Committee Matters

        (18)     Types of Committees—Board committees currently consist of Audit, Benefit Funds Investment, Corporate Governance, Finance, and Personnel & Compensation. From time to time the Board may form a new committee or disband a current committee. Each committee will have a charter, which it will review annually. Committee charters will be posted on http://www.delta.com/inside/investors/corp_info/corp_governance/index.jsp.

        (19) Independence of Members of Certain Committees—The Audit Committee, the Corporate Governance Committee and the Personnel & Compensation Committee will be composed only of independent directors, as defined under applicable law, the listing standards of the New York Stock Exchange and the Director Independence Standards adopted by the Board. Each other committee will consist only of non-management directors. The Corporate Governance Committee will annually recommend committee assignments to the Board. Consideration will be given to rotating the membership of the committees from time to time.

        (20) Frequency and Length of Meetings—Committee chairs, in consultation with the Corporate Secretary, will determine the frequency and length of the meetings of the committee.

        (21)     Audit Committee Financial Expert—At least one member of the Audit Committee will be a person that the Board determines is an “audit committee financial expert” as defined by the Securities and Exchange Commission, unless the Board otherwise determines.

Meeting Procedures

        (22)     Conduct of Meetings—Board and committee meetings will be conducted in a manner that ensures open communication, meaningful participation and timely resolution of issues. Whenever feasible, directors will receive materials concerning matters to be acted upon well in advance of the applicable meeting to allow directors to prepare for discussions of items at the meeting. Presentations on specific subjects are generally sent to the Board in advance to save time at board meetings and focus discussions on the Board’s questions. When the subject matter is very sensitive, the presentation will be provided at the meeting.

        (23)     Selection of Agenda Items—The Chairman and Chief Executive Officer will establish the agenda for each Board meeting after consultation with the Presiding Director. Board members may suggest the inclusion of items on the agenda for particular Board meetings. Certain agenda items will be recurring, such as Committee reports and an annual review of Delta’s one-year business plan and its long-term strategic plan, aircraft fleet plan and financial goals.

Leadership Development and Oversight

        (24)     Chief Executive Officer Evaluation—The outside directors will evaluate the performance of the Chief Executive Officer at least annually. The Chief Executive Officer will provide a self-assessment in specified categories such as strategic planning, financial matters and leadership. The outside directors will meet in executive session to discuss the assessments and will also meet with the Chief Executive Officer concerning the assessments.

        (25)     Chief Executive Officer Expense Statements—The Chairman of the Personnel & Compensation Committee will from time to time review expense statements submitted by the Chief Executive Officer.

        (26)     Management Succession—The Board will consider policies and principles for CEO selection generally and policies regarding succession in the event of an emergency or the retirement of the CEO. It will review annually with the Chief Executive Officer management succession planning and development. There should also be available, on a continuing basis, the Chief Executive Officer’s recommendation as to his or her successor should he or she become disabled.

Appendix B

DELTA AIR LINES, INC.

DIRECTOR INDEPENDENCE STANDARDS

        Pursuant to New York Stock Exchange listing standards, the Board of Directors adopted in October 2003 director independence standards to aid in its determination of director independence. To be considered “independent” for purposes of these standards, a director must be determined, by resolution of the Board as a whole, after due deliberation, to have no material relationship with Delta other than as a director. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards.

        1.        A director will not be considered “independent” until three years after the end of a relationship referenced below (subject to the transition provision in paragraph 4 below):

(a)	the director is employed by Delta or any of its direct or indirect subsidiaries in the consolidated group with Delta (“Subsidiaries”);

(b)	an immediate family member of the director is an executive officer of Delta or one of its Subsidiaries;

(c)	the director is employed by or affiliated with Delta’s present or former independent auditor or internal auditor;

(d)	an immediate family member of the director is employed by or affiliated with Delta’s present or former independent auditor or internal auditor in a professional capacity;

(e)	an executive of Delta is on the compensation committee of the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer(1);

(f)	the director is an executive officer or an employee, or an immediate family member of the director is an executive officer, of a company that makes payments to, or receives payments from, Delta and its Subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues(2)(3);

(g)	the director, or an immediate family member of the director, is an executive officer of a company which is indebted to Delta or one of its Subsidiaries, or to which Delta or one of its Subsidiaries is indebted, and the total amount of either company’s indebtedness to the other is at least 2% of the total consolidated assets of such company(2).

(1) The period referenced in the introductory language of paragraph (1) refers to the end of service on the Compensation Committee or the end of the employment relationship.

(2) The period referenced in the introductory language to paragraph (1) refers to the period after falling below the stated threshold.

(3) The period referenced in the introductory paragraph (1) applies solely to the financial relationship between Delta and its Subsidiaries and the director’s or immediate family member’s current employer, not former employer. Charitable organizations will not be considered “companies” for purposes of this paragraph.

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        2.        A director will not be “independent” if the director or an immediate family member of the director receives more than $100,000 per year in direct compensation from Delta and its Subsidiaries, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) until three years (subject to the transition provision in paragraph 4) after he or she ceases to receive more than $100,000 per year in such compensation.

        3.        Annually, the Board will review all commercial and charitable relationships of directors. The Board’s determination of directors’ independence will be made public annually prior to their standing for re-election to the Board. Delta will disclose in its annual proxy statement any charitable contributions made by Delta or its Subsidiaries to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

        4.        During the one year period from and after SEC approval of the New York Stock Exchange listing standard related to director independence (the “Listing Standard”), which occurred on November 4, 2003, each three year “look back” referenced in paragraphs 1 and 2 above will instead be a period of one year. Beginning on November 4, 2004, the first anniversary of SEC approval of the Listing Standard, the three year “look back” in paragraphs 1 and 2 will apply.

        5.        As used in these director independence standards, “immediate family member” has the definition set forth in the Listing Standard, as amended or revised from time to time. These standards are meant to be read together with the Listing Standard.

        6.        For relationships not covered by these independence standards, or for relationships that are covered, but as to which the Board believes a director may be nevertheless independent, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, will be made by the Board, including the approval of a majority of the directors whom the Board has determined satisfy the independence standards.

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Appendix C

CHARTER FOR THE

AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF DELTA AIR LINES, INC.

I.      Purposes of Committee

The purposes of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Delta Air Lines, Inc. (“Delta”) are to:

A.	Represent and assist the Board in its oversight of:

(1)	the integrity of Delta’s financial statements,
(2)	Delta’s compliance with legal and regulatory requirements,
(3)	the independent auditors’ qualifications and independence, and
(4)	the performance of Delta’s internal audit department and independent auditors; and

B.	Prepare the report of the Committee required by the rules of the Securities and Exchange Commission (“SEC”) to be included in Delta’s annual proxy statement.

II.     Committee Membership

The Committee shall consist of three or more members of the Board, each of whom the Board has determined (1) is “independent” under the rules of the New York Stock Exchange (“NYSE”) and the SEC; and (2) is “financially literate” under the rules of the NYSE.

At least one member of the Committee shall be a person whom the Board has determined has “accounting or related financial management expertise” under the rules of the NYSE.

At least one member of the Committee shall be a person whom the Board has determined is an “audit committee financial expert,” as that term is defined under SEC rules, unless the Board determines otherwise.

No director may serve as a member of the Committee if that director serves on the audit committee of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of that director to effectively serve on the Committee, and discloses this determination in Delta’s annual proxy statement.

Members of the Committee shall be appointed by the Board based on nominations recommended by the Board’s Corporate Governance Committee, and shall serve at the discretion of the Board for such term or terms as the Board may determine.

III.	Committee Structure and Operations

The Board shall designate one member of the Committee as its chairperson. The Committee shall meet in person or telephonically at least once every fiscal quarter, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or advisable by the Committee or its chairperson.

The Committee may invite such members of management or the Board to its meetings as it may deem desirable or appropriate. The Committee shall periodically meet in executive session without management. The Committee shall also periodically meet separately with management, the director of the internal audit department, the independent auditors and the general counsel of Delta.

IV.	Relationships between the Committee, Management, the Internal Audit Department and the Independent Auditors

Delta’s management is responsible for the preparation, presentation and integrity of Delta’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The internal audit department is responsible for, among other things, conducting a comprehensive program of reviews of operations and procedures throughout Delta, including evaluating Delta’s internal controls. The independent auditors are responsible for planning and carrying out a proper audit of Delta’s annual financial statements, reviews of Delta’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures required by professional standards or under applicable laws and regulations. The Committee’s role is to provide oversight of these and related matters.

V.	Committee Duties and Responsibilities

The Committee shall have the following duties and responsibilities, as well as such other duties and responsibilities it deems appropriate to carry out its purposes or as directed by the Board:

A.	with respect to the independent auditors,

(1)	To appoint (subject to shareowner ratification), retain, compensate, evaluate and terminate the independent auditors;

(2)	To approve in advance all audit and permissible non-audit services, including engagement fees and terms, and to adopt policies for approving in advance audit and permissible non-audit services to be provided by the independent auditors.

(3)	To obtain from the independent auditors annually one or more written statements (the “Auditors’ Statements”) describing: the independent auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review or peer review of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and (to assess the auditors’ independence) all relationships between the independent auditors and Delta addressing at least the matters set forth in Independence Standards Board Standard No. 1.

(4)	To discuss with the independent auditors any relationships or services disclosed in the Auditors’ Statements that may impact the quality of audit services or the objectivity and independence of the independent auditors, and to consider, at least annually, the independence of the independent auditors, including, if applicable, whether the independent auditors’ provision to Delta of non-audit services that are not otherwise prohibited by law is compatible with maintaining the independence of the independent auditors.

(5)	To discuss with management and the independent auditors the timing and process for complying with all partner rotation requirements applicable to the independent auditors, and to consider whether there should be a regular rotation of the audit firm itself.

(6)	To discuss any difficulties the independent auditors encountered in the course of the audit, including any restrictions on their activities or access to requested information and any significant disagreements with management and management’s response thereto.

(7)	To set hiring policies for employees or former employees of the independent auditors.

(8)	To obtain a written annual statement from the independent auditors of fees billed in the categories of services defined in Item 9(e) of Schedule 14A, as adopted by the SEC, or any successor provision.

B.	with respect to the internal audit department,

(1)	To review the appointment and replacement of the director of the internal audit department.

(2)	To advise the director of the internal audit department that he or she is accountable to the Committee and the Board and to obtain from the director of the internal audit department summaries of, and as appropriate, significant reports to management prepared by the internal audit department and management’s responses thereto.

(3)	To review and discuss with the director of the internal audit department the scope and results of the annual audit plan and significant findings from current audit projects.

(4)	To discuss any difficulties the internal audit department encountered in the course of the performance of its work, including any restrictions on their activities or access to requested information and any significant disagreements with management and management’s response thereto.

C.	with respect to financial reporting principles and policies and internal controls and procedures,

(1)	To obtain from management, the internal audit department and the independent auditors timely analyses of significant financial reporting issues and practices.

(2)	To consider any reports or communications (and management’s and/or the internal audit department’s responses thereto) submitted to the Committee by the independent auditors relating to Delta’s financial statements and internal control.

(3)	To meet with management, the independent auditors and, if appropriate, the director of the internal audit department:

(a)	to discuss the scope and results of the annual audit;

(b)	to discuss the annual audited financial statements and the quarterly financial statements, including Delta’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

(c)	to discuss any significant matters arising from any audit or report or communication, whether raised by management, the internal audit department or the independent auditors, relating to Delta’s financial statements;

(d)	to discuss the schedule of unadjusted differences and management’s actions with respect to such schedule, and any other material written communication between the independent auditors and management;

(e)	to review the form of opinion proposed to be rendered by the independent auditors;

(f)	to review Delta’s “critical accounting policies,” as identified by management and the independent auditors for the Committee, and to discuss any significant changes to Delta’s accounting principles, policies, controls, procedures and practices proposed by the independent auditors, the internal audit department or management; and

(g)	to discuss, as appropriate: (a) any major issues regarding accounting principles and financial statement presentations; (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects on the financial statements of alternative methods acceptable under accounting principles generally accepted in the United States; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on Delta’s financial statements.

(4)	To receive reports from management and the independent auditors with respect to and discuss the adequacy and effectiveness of Delta’s internal control over financial reporting, including any significant deficiencies in internal control over financial reporting and significant changes in such control reported to the Committee by the independent auditors or management.

(5)	To receive reports from management on and discuss the adequacy and effectiveness of Delta’s disclosure controls and procedures.

(6)	To discuss the guidelines and policies governing the process by which senior management, the chief risk officer and the relevant departments of Delta assess and manage Delta’s exposure to risk, and to discuss Delta’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

(7)	To discuss with Delta’s general counsel any significant legal matters that may have a material effect on the financial statements, Delta’s business or Delta’s compliance policies, including material notices to or inquiries received from governmental agencies.

(8)	To discuss earnings press releases, as well as the types of financial information and earnings guidance provided, and the types of presentations made, to analysts and rating agencies.

(9)	To review and recommend to the Board the adoption and, as appropriate, revision of procedures and compliance processes pertaining to corporate ethics and standards of business conduct, including but not limited to Delta’s Code of Ethics and Business Conduct Policy, and to oversee the monitoring of compliance with such procedures and processes.

(10)	To consider questions of possible conflicts of interests or issues related to Delta’s codes of ethics and business conduct that relate to members of the Board or Delta’s executive officers.

(11)	To establish procedures for:

(a)	the receipt, retention, and treatment of complaints received by Delta regarding accounting, internal control, or auditing matters; and

(b)	the confidential, anonymous submission by Delta employees of concerns regarding questionable accounting or auditing matters; and

(12)	To consider complaints concerning accounting, internal control and auditing matters.

VI.	Committee Evaluation and Reports

The Committee shall:

A.	Prepare the report of the Committee required by the rules of the SEC to be included in Delta’s annual proxy statement.

B.	Conduct an annual performance evaluation of the Committee, which evaluates the performance of the Committee in relation to the requirements of this charter and such other matters as the Committee may deem appropriate. The performance evaluation should also recommend to the Board any changes to this charter deemed necessary or advisable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate.

C.	Report its activities to the Board on a regular basis and make such recommendations with respect to the matters within its responsibility as the Committee may deem necessary or appropriate.

VII.	Resources and Authority of the Committee

The Committee shall have the resources and authority it deems appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other advisors, without seeking approval of the Board or management.

Appendix D

CHARTER FOR THE

CORPORATE GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS
OF DELTA AIR LINES, INC.

I.     Purposes of Committee

The purposes of the Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Delta Air Lines, Inc. (“Delta”) are to:

A.	Identify and recommend qualified individuals to the Board for nomination as members of the Board and its committees; and

B.	Consider, develop and make recommendations to the Board regarding matters related to corporate governance.

II.    Committee Membership

The Committee shall consist of three or more members of the Board, each of whom the Board has determined is independent under the rules of the New York Stock Exchange.

Members shall be appointed by the Board based on nominations recommended by the Committee, and shall serve at the discretion of the Board and for such term or terms as the Board may determine.

III.   Committee Structure and Operations

The Board shall designate one member of the Committee as its chairperson. The Committee shall meet in person or telephonically at least three times a year, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or advisable by the Committee or its chairperson.

The Committee may invite such members of management or the Board to its meetings as it may deem desirable or appropriate. The Committee shall periodically meet in executive session without management.

IV.   Committee Duties and Responsibilities

The Committee shall have the following duties and responsibilities, as well as such other duties and responsibilities as it deems appropriate to carry out its purposes or as directed by the Board:

A.	To make recommendations to the Board as to changes that the Committee believes to be desirable to the size of the Board or any committee thereof.

B.	To identify individuals believed to be qualified to become Board members, and to recommend to the Board the nominees to stand for election as directors at the annual meeting of shareowners or, if applicable, at a special meeting of shareowners. In the case of a vacancy on the Board (including a vacancy created by an increase in the size of the Board), the Committee shall recommend to the Board a qualified individual to fill such vacancy either through appointment by the Board or through election by shareowners. In nominating candidates, the Committee shall take into consideration such factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with business and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

C.	To develop and recommend to the Board standards to be applied in making determinations regarding director independence, and to periodically review those standards and, if appropriate, recommend to the Board any changes to those standards the Committee believes to be desirable.

D.	To identify Board members qualified to fill vacancies on any committee of the Board (including the Committee) and to recommend that the Board appoint the identified member or members to such committee. In nominating a candidate for committee membership, the Committee shall take into consideration the factors set forth in the charter of the committee, as well as any other factors it deems appropriate, including without limitation the consistency of the candidate’s experience with the goals of the committee and the interplay of the candidate’s experience with the experience of other committee members and any applicable laws or regulations.

E.	To recommend to the Board the date, time and place for the annual shareowners’ meeting; the directors to be designated to vote the proxies returned pursuant to Delta’s annual proxy solicitation; and the annual schedule of Board meetings.

F.	To review and adopt, or recommend that the Board adopt, compensation programs applicable to Delta’s non-employee directors, and to administer such programs.

G.	To establish procedures for the Committee to exercise oversight of the evaluation of the Board.

H.	To consider and, if appropriate, approve requests by Delta’s executive officers to serve on the Board of Directors of other public companies.

I.	To periodically review reports on Delta’s corporate and PAC political contributions and charitable contributions made by Delta or the Delta Foundation.

J.	To periodically review Delta’s By-Laws and, if appropriate, recommend to the Board any changes to those By-Laws the Committee believes to be desirable.

K.	To develop and recommend to the Board a set of corporate governance principles applicable to Delta, and to periodically review those principles and, if appropriate, recommend to the Board any changes to those principles the Committee believes to be desirable.

V.    Committee Evaluation and Reports

The Committee shall:

A.	Conduct an annual performance evaluation of the Committee, which evaluates the performance of the Committee in relation to the requirements of this charter and such other matters as the Committee may deem appropriate. The performance evaluation should also recommend to the Board any changes to this charter deemed necessary or advisable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate.

B.	Report its activities to the Board on a regular basis and make such recommendations with respect to the matters within its responsibility as the Committee may deem necessary or appropriate.

VI.	Resources and Authority of the Committee

The Committee shall have the resources and authority it deems appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, search firms or other experts or consultants, without seeking approval of the Board or management.

Appendix E

CHARTER FOR THE

PERSONNEL & COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
OF DELTA AIR LINES, INC.

I.      Purposes of Committee

The purposes of the Personnel & Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Delta Air Lines, Inc. (“Delta”) are to

A.	Perform an annual performance evaluation of the Chief Executive Officer (“CEO”);

B.     Discharge the Board’s responsibilities relating to compensation of Delta’s executives; and

C.	Produce an annual report on executive compensation for inclusion in Delta’s proxy statement, in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

II.     Committee Membership

The Committee shall consist of three or more members of the Board, each of whom the Board has determined is (1) independent under the rules of the New York Stock Exchange, Inc.; (2) a “Non-Employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934; and (3) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

Members shall be appointed by the Board based on nominations recommended by the Board’s Corporate Governance Committee, and shall serve at the discretion of the Board and for such term or terms as the Board may determine.

III.    Committee Structure and Operations

The Board shall designate one member of the Committee as its chairperson. The Committee shall meet in person or telephonically at least four times per year, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or advisable by the Committee or its chairperson.

The Committee may invite such members of management or the Board to its meetings as it may deem desirable or appropriate. The Committee shall periodically meet in executive session without management.

IV.    Committee Duties and Responsibilities

The Committee shall have the following duties and responsibilities, as well as such other duties and responsibilities as it deems appropriate to carry out its purposes or as directed by the Board:

A.                    In consultation with senior management, to establish Delta’s general compensation philosophy, and oversee the development and implementation of compensation programs.

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B.                    To review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”), evaluate the performance of the CEO in light of those goals and objectives, and to determine and approve the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee shall consider, among other factors, Delta’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies and the awards made to the CEO in past years.

C.                    To establish procedures for the Committee to exercise oversight of the evaluation of management.

D.                    To review and approve compensation programs applicable to Delta’s executive officers.

E.                    To review and approve, or make recommendations to the Board regarding, Delta’s incentive compensation plans and equity-based plans for Delta employees, oversee the activities of the individuals and committees responsible for administering these plans, and discharge any responsibilities imposed on the Committee by any of these plans.

F.                    To review and approve any severance or similar termination payments proposed to be made to any current or former executive officer of Delta.

G.                    To periodically consider Delta’s management succession planning.

H.                    To make recommendations to the Board regarding election of officers.

V.     Committee Evaluation and Reports

The Committee shall:

A.                    Prepare an annual Report of the Compensation Committee on Executive Compensation for inclusion in Delta’s annual proxy statement in accordance with applicable SEC rules and regulations.

B.                    Conduct an annual performance evaluation of the Committee, which evaluates the performance of the Committee in relation to the requirements of this charter and such other matters as the Committee may deem appropriate. The performance evaluation should also recommend to the Board any changes to this charter deemed necessary or advisable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate.

C.                    Report its activities to the Board on a regular basis and make such recommendations with respect to the matters within its responsibility as the Committee may deem necessary or appropriate.

VI.    Resources and Authority of the Committee

The Committee shall have the resources and authority it deems appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special or independent counsel, or other experts or consultants, without seeking approval of the Board or management.

E-2

Directions to the Renaissance Concourse Hotel

One Hartsfield Centre Parkway
Atlanta, Georgia 30354
(404) 209-9999

Traveling South on I-85 To exit 74, Loop Road, Proceed on exit ramp through traffic light. Hotel is one block on the right.

Traveling North on I-85 To exit 72, Air Cargo/ Loop Road. Turn right at the second traffic light. Hotel is one block on the right.

Traveling East or South on I-285 Exit I-85 North to exit 72, Air Cargo/ Loop Road. Turn right at the second traffic light. Hotel is one block on the right.

Traveling North on I-75 Exit 239, Aviation Boulevard. At the top of the ramp turn right. At the third traffic light turn right, on to North Loop Road. Proceed on North Loop Road two miles; turn left at Woolman Place (first traffic light past Delta Air Lines General Offices.) Hotel entrance is one block on the right.

Traveling South on I-75 Exit I-85 South to exit 74, Loop Road, proceed on exit ramp through traffic light. Hotel is one block on the right.

Airport Shuttle From Baggage Claim area, use exits marked Ground Transportation. Proceed to third (farthest) island. Hotel van is Burgundy with Gray lettering and operates continuously, 24 hrs per day, in 15-minute intervals. For your convenience, there is a courtesy phone located in the pick-up area which will connect you directly with the Hotel.

You may issue your proxy or voting instructions, as applicable, using the Internet, telephone or U.S. mail.

DELTA AIR LINES C/O PROXY SERVICES P.0. BOX 9112 FARMINGDALE, NY 11735	To use the Internet, go to www.proxyvote.com. To use the telephone, use a touch-tone telephone and call 1-800-690-6903. Have you proxy/voting instruction card in hand when you access the website or call and follow the instructions.

If you mail your proxy/voting instruction card, mark, sign and date your card and return it in the postage-paid envelope, or send it to: For registered shareowners - Delta Air Lines, Inc. c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. For Delta Family-Care Savings Plan participants - Fidelity Management Trust Company c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

VOTING DEADLINES - DELTA FAMILY-CARE SAVINGS PLAN PARTICIPANTS: To issue your instructions using the Internet or telephone, you must do so by 5:00 PM Eastern Time on April 21, 2004. If you mail your proxy/voting instruction card, the trustee must receive it by that time.

REGISTERED SHAREOWNERS: To vote by Internet or telephone, you must do so by 11:59 PM Eastern Time on April 22, 2004. If you vote by mail, your proxy/voting instruction card must be received by 11:59 PM Eastern Time on April 22, 2004.

▶	000000000000

TO VOTE, MARK BLOCK BELOW IN BLUE OR BLACK INK AS FOLLOWS:       ☒

DELTA1              KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELTA AIR LINES, INC.

DELTA’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.
		For	Withhold	For All	Write the number of the nominees(s) for
1.	Election of Nominees for Director	All	Vote For	Except	which you withhold authority on the line below.
	1-Edward H. Budd, 2-George M.C. Fisher, 3-David R. Goode,		All
4-Gerald Grinstein, 5-John F. Smith, Jr., 6-Joan E. Spero,
	7-Larry D. Thompson	☐	☐	☐

DELTA’S BOARD OF DIRECTORS RECOMMENDS					DELTA’S BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL 2.		For	Against	Abstain	A VOTE AGAINST PROPOSALS 3, 4, 5, AND 6,		For	Against	Abstain
WHICH WERE SUBMITTED BY SHAREOWNERS.
2.	To ratify the appointment of Deloitte & Touche
	LLP as independent auditors for the year ending December 31, 2004.	☐	☐	☐	3.	Related to cumulative voting for directors.	☐	☐	☐

					4.	Related to restricted share programs.	☐	☐	☐

Please sign exactly as your name(s) appears on the proxy/voting					5.	Related to retirement benefits for senior
instruction card. If held in joint tenancy, all persons must sign. Trustees,						executives.	☐	☐	☐
administrators, etc., should include title and authority. Corporations
should provide full name of corporation and title of authorized officer.					6.	Related to prohibition on compensation
						increases or benefit enhancements for executives.	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated				☐

Please indicate if you plan to attend this meeting		☐	☐

		Yes	No

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

2004 Annual Meeting of Shareowners

April 23, 2004 at 9:00 a.m. at

The Renaissance Atlanta Concourse Hotel, One Hartsfield Centre Parkway, Atlanta, Georgia 30354.

This admission ticket is required to attend the meeting. This ticket admits only the shareowner(s) listed on the reverse side. Each shareowner may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you submit your vote or instructions by telephone or Internet, do not return your Proxy/Voting Instruction Card.

Thank you for voting.

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTOR OF DELTA AIR LINES, INC.

I hereby appoint Edward H. Budd, Gerald Grinstein and John F. Smith, Jr., and each of them, as proxies with full power of substitution, for and in my name, to vote all shares of Common Stock of Delta Air Lines, Inc., owned by me which I would be entitled to personally vote on all matters which may properly come before the 2004 Annual Meeting of Shareowners of Delta to be held at the Renaissance Atlanta Concourse Hotel, One Hartsfield Centre Parkway, Atlanta, Georgia 30354, on Friday, April 23, 2004 at 9:00 a.m., local time, or any adjournment of the meeting.

The proxies shall vote subject to the directions indicated on the reverse side of this Proxy/Voting Instruction Card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the Annual Meeting or any adjournment of the meeting. The proxies will vote as the Board of Directors recommends where a choice is not specified. The proxies cannot vote these shares unless you sign, date and return this Proxy/Voting Instruction Card or vote by the Internet or telephone.

If I am a participant in the Delta Family-Care Savings Plan (Savings Plan), I hereby instruct Fidelity Management Trust Company, as Trustee (Trustee), to vote the shares of Delta’s Series B ESOP Convertible Preferred Stock and Common Stock attributable to my Savings Plan account at the Annual Meeting, as indicated on the reverse side of this card. These instructions shall be confidential. I understand that Delta’s Proxy Statement describes how the Trustee will vote (1) shares attributable to my Savings Plan account if the Trustee does not receive voting instructions from me on or before 5:00 p.m. ET on April 21, 2004; and (2) shares of Delta’s Series B ESOP Convertible Preferred Stock that were not allocated to any participant’s Savings Plan account on the March 1, 2004 record date for the Annual Meeting.

I acknowledge receipt of Delta’s Notice of Annual Meeting of Shareowners, dated March 23, 2004, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2003.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

ATLANTIC SOUTHEAST AIRLINES, INC. INVESTMENT SAVINGS PLAN PARTICIPANTS MUST INSTRUCT THE TRUSTEE BY 5:00 PM ON APRIL 21, 2004 EASTERN TIME.

DELTA AIR LINES C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735	VOTE BY MAIL
Mark, sign and date your proxy/voting instruction card and return it in the postage-paid envelope or to Atlantic Southeast Airlines, Inc. Investment Savings Plan, Delta Air Lines, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

▶	000000000000

TO VOTE, MARK BLOCK BELOW IN BLUE OR BLACK INK AS FOLLOWS:       ☒

DELTA3              KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELTA AIR LINES, INC.

DELTA’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.
		For	Withhold	For All	Write the number of the nominees(s) for
1.	Election of Nominees for Director	All	Vote For	Except	which you withhold authority on the line below.
	1-Edward H. Budd, 2-George M.C. Fisher, 3-David R. Goode,		All
4-Gerald Grinstein, 5-John F. Smith, Jr., 6-Joan E. Spero,
	7-Larry D. Thompson	☐	☐	☐

DELTA’S BOARD OF DIRECTORS RECOMMENDS					DELTA’S BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL 2.		For	Against	Abstain	A VOTE AGAINST PROPOSALS 3, 4, 5, AND 6,		For	Against	Abstain
WHICH WERE SUBMITTED BY SHAREOWNERS.
2.	To ratify the appointment of Deloitte & Touche
	LLP as independent auditors for the year ending December 31, 2004.	☐	☐	☐	3.	Related to cumulative voting for directors.	☐	☐	☐

					4.	Related to restricted share programs.	☐	☐	☐

Please sign exactly as your name(s) appears on the proxy/voting					5.	Related to retirement benefits for senior
instruction card.						executives.	☐	☐	☐

					6.	Related to prohibition on compensation
						increases or benefit enhancements for executives.	☐	☐	☐
☐

Please indicate if you plan to attend this meeting		☐	☐

		Yes	No

Signature (PLEASE SIGN WITHIN BOX)	Date

ADMISSION TICKET

2004 Annual Meeting of Shareowners

April 23, 2004 at 9:00 a.m. at

The Renaissance Atlanta Concourse Hotel, One Hartsfield Centre Parkway, Atlanta, Georgia 30354.

This admission ticket is required to attend the meeting. This ticket admits only the shareowner(s) listed on the reverse side. Each shareowner may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Thank you for voting.

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF DELTA AIR LINES, INC.

I hereby appoint Edward H. Budd, Gerald Grinstein and John F. Smith, Jr., and each of them, as proxies with full power of substitution, for and in my name, to vote all shares of Common Stock of Delta Air Lines, Inc., owned by me which I would be entitled to personally vote on all matters which may properly come before the 2004 Annual Meeting of Shareowners of Delta to be held at the Renaissance Atlanta Concourse Hotel, One Hartsfield Centre Parkway, Atlanta, Georgia 30354, on Friday, April 23, 2004 at 9:00 a.m., local time, or any adjournment of the meeting.

The proxies shall vote subject to the directions indicated on the reverse side of this Proxy/Voting Instruction Card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the Annual Meeting or any adjournment of the meeting. The proxies will vote as the Board of Directors recommends where a choice is not specified. The proxies cannot vote these shares unless you sign, date and return this Proxy/Voting Instruction Card.

If the undersigned is a participant in the Atlantic Southeast Airlines, Inc. Savings Plan (Savings Plan), the undersigned instructs JP Morgan Chase, as Trustee (Trustee), to vote the shares of Delta’s Common Stock attributable to the participant’s Savings Plan account at the annual meeting, as indicated on the reverse side of this card. These instructions shall be confidential.

I acknowledge receipt of Delta’s Notice of Annual Meeting of Shareowners, dated March 23, 2004, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2003.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.	Please Mark Here for Address Change or Confirmation SEE REVERSE SIDE	☐

DELTA’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.
		For	Withhold	For All	Write the number of the nominees(s) for
1.	Election of Nominees for Director	All	Vote For	Except	which you withhold authority on the line below.
	1-Edward H. Budd, 2-George M.C. Fisher, 3-David R. Goode,		All
4-Gerald Grinstein, 5-John F. Smith, Jr., 6-Joan E. Spero,
	7-Larry D. Thompson	☐	☐	☐

DELTA’S BOARD OF DIRECTORS RECOMMENDS					DELTA’S BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL 2.		For	Against	Abstain	A VOTE AGAINST PROPOSALS 3, 4, 5, AND 6,		For	Against	Abstain
WHICH WERE SUBMITTED BY SHAREOWNERS.
2.	To ratify the appointment of Deloitte & Touche
	LLP as independent auditors for the year ending December 31, 2004.	☐	☐	☐	3.	Related to cumulative voting for directors.	☐	☐	☐

					4.	Related to restricted share programs.	☐	☐	☐

Dated:_____________________________, 2004 ________________________________________ Signature ________________________________________ Signature (Joint Owners) Please sign exactly as your name(s) appears on the proxy/voting Instruction card.					5.	Related to retirement benefits for senior executives.	☐	☐	☐
					6.	Related to prohibition on compensation
						increases or benefit enhancements for executives.	☐	☐	☐

Please indicate if you plan to attend this meeting		☐	☐

		Yes	No

VOTING INSTRUCTION FORM

PLEASE MARK, SIGN, DATE AND RETURN THE VOTING INSTRUCTION FORM PROMPTLY USING THE ENCLOSED ENVELOPE

This voting instruction is requested by The Dreyfus Trust Company in conjunction with a proxy solicitation by the
Board of Directors of Delta Air Lines, Inc.

Please read the enclosed Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2003 for more information.

CONFIDENTIAL VOTING INSTRUCTION FORM

To: The Dreyfus Trust Company

As Trustee of the Comair, Inc. Savings and Investment Plan

     The undersigned hereby instructs The Dreyfus Trust Company, as Trustee of the Comair, Inc. Savings and Investment Plan, to vote in person or by proxy at the Annual Meeting of the Shareowners of Delta Air Lines, Inc. to be held on April 23, 2004, and at any adjournment or postponement thereof, all shares of Common Stock of Delta Air Lines, Inc. for which the undersigned shall be entitled to instruct, in the manner specified on the reverse side.

     The Dreyfus Trust Company will vote the shares of Common Stock represented by this Voting Instruction Form if it is properly completed, signed, and received by The Dreyfus Trust Company before 5:00 p.m. EDT on April 19, 2004 at P.O. Box 3658, South Hackensack, NJ 07606-9358. Please note that if this Voting Instruction Form is not properly completed and signed, or it is not received by The Dreyfus Trust Company as indicated above, shares allocated to a participant’s account will not be voted.

The Dreyfus Trust Company makes no recommendation regarding any voting instructions.

(Continued and to be signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

ADMISSION TICKET

2004 Annual Meeting of Shareowners
April 23, 2004 at 9:00 a.m. at

The Renaissance Atlanta Concourse Hotel, One Hartsfield Centre Parkway, Atlanta, Georgia 30354

This admission ticket is required to attend the meeting. This ticket admits only the shareowner(s) listed on the reverse side. Each shareowner may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Thank you for voting.